EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                            Dated as of March 4, 1998

                                      Among


                            FIRST UNION CORPORATION,


                           FIRST UNION NATIONAL BANK,


                                       and

                              THE MONEY STORE INC.

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                                TABLE OF CONTENTS


                              ARTICLE I THE MERGER

SECTION 1.1.  THE MERGER.................................1
SECTION 1.2.  EFFECTIVE TIME.............................2
SECTION 1.3.  CLOSING....................................2
SECTION 1.4.  EFFECTS OF THE MERGER......................2
SECTION 1.5.  CERTIFICATE OF INCORPORATION AND BYLAWS....2
SECTION 1.6.  DIRECTORS..................................3
SECTION 1.7.  OFFICERS...................................3

          ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.1.  EFFECT ON CAPITAL STOCK....................3
SECTION 2.2.  EXCHANGE OF CERTIFICATES...................5
SECTION 2.3.  COMPANY OPTIONS............................8
SECTION 2.4.  EXCHANGE AGENT.............................9
SECTION 2.5.  TRANSFER OF SHARES AFTER THE EFFECTIVE
              TIME.......................................9
SECTION 2.6.  FURTHER ASSURANCES.........................9
SECTION 2.7.  RESERVATION OF RIGHT TO REVISE
              TRANSACTION................................10

                           ARTICLE III REPRESENTATIONS

SECTION 3.1.  ORGANIZATION; AUTHORITY....................10
SECTION 3.2   SUBSIDIARIES...............................11
SECTION 3.3.  CAPITALIZATION.............................11
SECTION 3.4.  AUTHORIZATION..............................12
SECTION 3.5.  CONSENT AND APPROVALS; NO VIOLATIONS.......12
SECTION 3.6.  SEC REPORTS AND FINANCIAL STATEMENTS.......13
SECTION 3.7.  ABSENCE OF CERTAIN CHANGES OR EVENTS.......13
SECTION 3.8.  NO UNDISCLOSED LIABILITIES.................14
SECTION 3.9.  INFORMATION SUPPLIED.......................15
SECTION 3.10. BENEFIT PLANS..............................15
SECTION 3.11. LITIGATION.................................17
SECTION 3.12. COMPLIANCE WITH APPLICABLE LAW.............18
SECTION 3.13. TAX MATTERS................................18
SECTION 3.14. STATE TAKEOVER STATUTES; DISSENTERS
              RIGHTS.....................................19
SECTION 3.15. BROKERS; SCHEDULE OF FEES AND EXPENSES.....19
SECTION 3.16. OPINION OF FINANCIAL ADVISOR...............20
SECTION 3.17. MATERIAL CONTRACTS.........................20
SECTION 3.18. LABOR MATTERS..............................20
SECTION 3.19. ENVIRONMENTAL MATTERS......................21
SECTION 3.20. PROPRIETARY RIGHTS.........................22

           ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

SECTION 4.1.  ORGANIZATION...............................22
SECTION 4.2.  CAPITALIZATION.............................22
SECTION 4.3.  AUTHORIZATION..............................23
SECTION 4.4.  CONSENTS AND APPROVALS; NO VIOLATIONS......23
SECTION 4.5.  SEC REPORTS AND FINANCIAL STATEMENTS.......24
SECTION 4.6.  ABSENCE OF CERTAIN CHANGES OR EVENTS.......24
SECTION 4.7.  NO UNDISCLOSED LIABILITIES.................25
SECTION 4.8.  INTERIM OPERATIONS OF SUB..................25
SECTION 4.9   LITIGATION.................................25
SECTION 4.10. COMPLIANCE WITH APPLICABLE LAW.............25
SECTION 4.11. TAX RETURNS................................26
SECTION 4.12. BROKERS....................................26
SECTION 4.13. REGISTRATION STATEMENT.....................26
SECTION 4.14. ISSUANCE OF PARENT STOCK...................26
SECTION 4.15. COMPANY STOCK..............................27
SECTION 4.15. TAX FREE REORGANIZATION....................27

                               ARTICLE V COVENANTS

SECTION 5.1.  AFFIRMATIVE COVENANTS OF THE COMPANY.......27
SECTION 5.2.  NEGATIVE COVENANTS OF THE COMPANY..........27
SECTION 5.3.  NEGATIVE COVENANTS OF PARENT...............29

                        ARTICLE VI ADDITIONAL AGREEMENTS

SECTION 6.1.  ACCESS AND INFORMATION.....................30
SECTION 6.2.  CONFIDENTIALITY............................30
SECTION 6.3.  REGISTRATION STATEMENT; PROXY STATEMENT....31
SECTION 6.4.  STOCKHOLDER APPROVAL.......................33
SECTION 6.5.  FURTHER ACTION; REASONABLE BEST EFFORTS....33
SECTION 6.6.  PUBLIC ANNOUNCEMENTS.......................34
SECTION 6.7.  DIRECTORS' AND OFFICERS' INSURANCE AND
              INDEMNIFICATION............................34
SECTION 6.8.  HRS ACT MATTERS............................35
SECTION 6.9.  NO SOLICITATION............................35
SECTION 6.10. AFFILIATE AGREEMENTS.......................37
SECTION 6.11. LISTING OF PARENT SHARES; BLUE SKY LAWS....37
SECTION 6.12. EXPENSES...................................37
SECTION 6.13. LETTER OF PARENT'S ACCOUNTANTS.............38
SECTION 6.14. LETTER OF THE COMPANY'S ACCOUNTANTS........38
SECTION 6.15. TAX TREATMENT..............................38
SECTION 6.16. ASSUMPTION OF CERTAIN OBLIGATIONS..........38
SECTION 6.17. NO ACTION..................................39
SECTION 6.18. CONDUCT OF BUSINESS OF SUB.................39
SECTION 6.19. EMPLOYEE BENEFIT PLANS.....................39
SECTION 6.20. EMPLOYMENT CONTRACTS.......................39
SECTION 6.21. PERFORMANCE BONUS PLAN.....................40
SECTION 6.22. FINAL TAX RETURNS..........................40
SECTION 6.23. DIVIDEND COORDINATION......................40
SECTION 6.24. RESTRICTIONS ON CERTAIN ACTIONS............40
SECTION 6.25. CERTAIN POLICIES OF THE COMPANY............41

              ARTICLE VII CLOSING CONDITIONS

SECTION 7.1.  CONDITIONS TO OBLIGATIONS OF PARENT, SUB
              AND THE COMPANY TO EFFECT THE MERGER.......41
SECTION 7.2.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF
              PARENT AND SUB.............................42
SECTION 7.3.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF
              THE COMPANY................................43

                 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1.  TERMINATION................................43
SECTION 8.2.  EFFECT OF TERMINATION......................45

                          ARTICLE IX GENERAL PROVISIONS

SECTION 9.1.   NONSURVIVAL OF REPRESENTATIONS,
               WARRANTIES AND AGREEMENTS.................45
SECTION 9.2.   NOTICES...................................46
SECTION 9.3.   CERTAIN DEFINITIONS.......................47
SECTION 9.4.   HEADINGS..................................48
SECTION 9.5.   ENTIRE AGREEMENT..........................48
SECTION 9.6    SEVERABILITY..............................48
SECTION 9.7.   NO THIRD PARTY BENEFICIARIES..............48
SECTION 9.8.   GOVERNING LAW.............................49
SECTION 9.9.   DISCLOSURE SCHEDULES......................49
SECTION 9.10.  COUNTERPARTS..............................49


                                    EXHIBITS


EXHIBIT A     FORM OF COMPANY AFFILIATE AGREEMENT
EXHIBIT B     FORM OF EXECUTIVE EMPLOYMENT AGREEMENT
EXHIBIT C     FORM OF GENERAL EMPLOYMENT AGREEMENT
EXHIBIT D     FORM OF SPECIAL EMPLOYMENT AGREEMENT


 SCHEDULES

SCHEDULE 6.16          INDEBTEDNESS TO BE ASSUMED
SCHEDULE 6.20(E)(I)    SENIOR EXECUTIVES TO BE OFFERED EMPLOYMENT AGREEMENTS
SCHEDULE 6.20(E)(II)   EMPLOYEES TO BE OFFERED EMPLOYMENT AGREEMENTS
SCHEDULE 6.20(E)(III)  CERTAIN EMPLOYEES TO BE OFFERED SPECIAL EMPLOYMENT
                       AGREEMENT A
SCHEDULE 6.20(E)(IV)   EMPLOYEES WHOSE EMPLOYMENT AGREEMENTS SHALL BE AMENDED

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                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 4, 1998, among First Union Corporation, a North Carolina corporation ("Parent"), First Union National Bank, a corporation organized under the laws of the United States ("Bank"), and The Money Store Inc., a New Jersey corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent and the Company deem it advisable, consistent with their respective long-term business strategies and in the best interests of their respective stockholders, that an indirect, wholly owned subsidiary of Parent and a direct, wholly owned subsidiary of Bank, which will be incorporated under the laws of the State of New Jersey promptly after the date hereof ("Sub"), merge with and into the Company (the "Merger") pursuant to the terms and subject to the conditions set forth in this Agreement and in accordance with the New Jersey Business Corporation Act (the "NJBCA"), and such Boards of Directors have approved the Merger and this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is hereby adopted as a plan of reorganization.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NJBCA, at the Effective Time (as defined in Section 1.2) the Company and Sub shall consummate the Merger. At the Effective Time, the separate corporate existence of Sub shall cease, Sub shall be merged with and into the Company, the Company shall continue as the surviving corporation (Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company is sometimes referred to herein as the "Surviving Corporation") and the Company shall succeed to and assume all the rights and obligations of Sub in accordance with the NJBCA. The name of the Surviving Corporation shall be The Money Store Inc.

     SECTION 1.2. EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of New Jersey, in such form as required by, and executed in accordance with the applicable provisions of, the NJBCA and in such form as approved by the Company and Parent prior to such filing. The Merger shall become effective at the time the original, properly executed Certificate of Merger is filed in the office of the Secretary of State of the State of New Jersey in accordance with the NJBCA or at such other time which the parties hereto shall have agreed upon and designated in the Certificate of Merger as the Effective Time. The Certificate of Merger shall be submitted for filing at the time of the Closing and a draft thereof may be submitted prior thereto for pre-clearance. The time at which the Merger shall become effective is referred to herein as the "Effective Time."

     SECTION 1.3. CLOSING. Upon the terms and subject to conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 3:00 p.m., New York time, on a date and at a place to be mutually agreed by Parent and the Company (or, failing such agreement, on the second business day) after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), unless another date or time is agreed to in writing by the parties hereto.

     SECTION 1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the NJBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, immunities, purposes and franchises of a public and of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all of the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, tangible, intangible, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions, and all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest of the Constituent Corporations shall thereafter effectually be the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested, by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred or contracted by it.

     SECTION 1.5. CERTIFICATE OF INCORPORATION AND BYLAWS. At the Effective
Time:

               (a) The articles of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read substantially the same as the articles of incorporation of Sub, except that such articles of incorporation shall state the name of the Company as The Money Store Inc. and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation (the "Surviving Corporation Articles of Incorporation") until amended in accordance with the terms thereof and applicable law.

               (b) The bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as substantially the same as the bylaws of Sub and, as so amended and restated, shall be the bylaws of the Surviving Corporation (the "Surviving Corporation Bylaws") until amended in accordance with the terms thereof and applicable law.

     SECTION 1.6. DIRECTORS. The directors of Sub at the Effective Time shall, after the Effective Time, be the directors of the Surviving Corporation, each to hold office from the Effective Time and until his or her successor is duly appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation Articles of Incorporation and Surviving Corporation Bylaws.

     SECTION 1.7. OFFICERS. The officers of the Company and the Sub shall, after the Effective Time, be the officers of the Surviving Corporation, each to hold office from the Effective Time and until his or her successor is duly appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation Articles of Incorporation and Surviving Corporation Bylaws.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.1. EFFECT ON CAPITAL STOCK. Subject to the provisions of this
Article II, at the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company, or any holder of shares of the Company's common stock, no par value (the "Company Common Stock"), shares of the Company's $1.72 Mandatory Convertible Preferred Stock, no par value (the "Company Preferred Stock" and, collectively with the Company Common Stock, the "Company Stock"), or shares of the capital stock of Sub:

               (a) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. All shares of Company Stock that are owned, as of the Effective Time, by the Company as treasury stock and all shares of Company Stock owned, as of the Effective Time, by Parent, Sub or any other direct or indirect subsidiary of Parent (excluding such shares held in a fiduciary capacity or as a result of debts previously contracted), if any, shall be canceled and retired and shall cease to exist (collectively the "Canceled Shares") and no stock of Parent or other consideration shall be delivered in exchange therefor.

               (b) CONVERSION OF COMPANY COMMON STOCK. Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock which constitute Canceled Shares) shall be automatically converted into the right to receive that number of fully paid, non-assessable shares of the Parent's common stock, par value $3.33 1/3 per share, together with the rights issued pursuant to a Shareholder Protection Rights Agreement, dated December 18, 1990, attached thereto (the "Parent Stock"), equal to the result of dividing $34.00 by the Market Price (such quotient, rounded down to four decimal places, the "Exchange Ratio"). The "Market Price" means the average of the per share closing sales price of Parent Stock, rounded to four decimal places, as reported under "NYSE Composite Reports" in THE WALL STREET JOURNAL for each of the five trading days in the period ending on the trading day prior to the Effective Time. In the event of any dividend or distribution of or with respect to the Parent Stock (other than quarterly dividends paid or declared in the ordinary course of business and consistent with past practice), subdivision, reclassification, recapitalization, split or reverse stock split, exchange of shares or the like affecting the number of shares of Parent Stock outstanding or the price per share of the Parent Stock between the date on which the Market Price calculation commences and the Effective Time, the number of shares of Parent Stock to be issued in the Merger shall be appropriately adjusted so that each holder of Company Common Stock shall receive in the Merger the number of shares of Parent Stock such holder would have been entitled to receive if the Effective Time had been immediately prior to such event. All of the shares of Company Common Stock to be converted into Parent Stock pursuant to this Section 2.1(b) shall cease to be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the number of shares of Parent Stock issuable therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest, and cash in lieu of fractional shares as contemplated by Section 2.2(e).

               (c) CONVERSION OF SUB COMMON STOCK. Each issued and outstanding share of common stock, par value $1.00 per share ("Sub Common Stock"), of Sub, shall be converted into one share of common stock, no par value ("Surviving Corporation Common Stock"), of the Surviving Corporation and shall constitute the only issued and outstanding Surviving Corporation Common Stock and shall be owned directly by First Union National Bank.

               (d) CONVERSION OF COMPANY PREFERRED STOCK. Subject to the following sentence, each share of Company Preferred Stock issued and outstanding at the Effective Time (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into the right to receive the number of the shares of Parent Stock equal to the product of the Exchange Ratio and 0.92. If an approval of the holders of the Company Preferred Stock that may be required in order to deliver Parent Common Stock in exchange therefor shall not be received, then each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.1(a)) shall instead be converted into the right to receive one validly issued fully paid and nonassessable share of $1.72 Mandatory Convertible Preferred Stock, no-par value ("New Parent Preferred Stock"), of Parent at the Effective Time. The certificate of designations (the "Parent Certificate of Designations") of the New Parent Preferred Stock shall have terms substantially similar to the terms of the Company Preferred Stock, except that such New Parent Preferred Stock will have voting rights in respect of all matters to be voted on by the Parent Stock, voting on an as-converted-basis with such Parent Stock and not as a separate class. As of the Effective Time, all such shares of Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Preferred Stock (a "Preferred Stock Certificate") shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Stock or New Parent Preferred Stock, as the case may be, to be issued in consideration thereof upon surrender of such Preferred Stock Certificates in accordance with Section 2.2 and any dividends or other distributions to which such holder is entitled to pursuant to Section 2.2(c), in each case without interest. The parties hereto hereby acknowledge that holders of Company Preferred Stock, from and after the date hereof and prior to the Effective Time, shall have the option to convert such shares of Company Preferred Stock into Company Common Stock at the Conversion Rate (as such term is defined in the Company Articles of Incorporation (as defined in Section 3.1 hereof)) in effect on the date immediately preceding the Merger.

         SECTION 2.2.  EXCHANGE OF CERTIFICATES.

               (a) EXCHANGE AGENT. Following the Closing Date, Parent shall deposit, or cause to be deposited, with First Union National Bank (the "Exchange Agent"), in trust for the benefit of the holders of shares of Company Common Stock, shares of Company Preferred Stock and Company Options (as defined in Section 2.3), for exchange in accordance with this Article II, through the Exchange Agent, certificates representing
          (i) the shares of Parent Stock issuable pursuant to Section 2.1(b) or 2.1(d) in exchange for outstanding shares of Company Common Stock,
          (ii) the shares of Parent Stock or New Parent Preferred Stock, as the case may be, issuable pursuant to Section 2.1(d) in exchange for outstanding shares of Company Preferred Stock and (iii) the shares of Parent Stock issuable pursuant to Section 2.3 in exchange for outstanding Company Options, all of which shares of Parent Stock and, if applicable, New Parent Preferred Stock shall be deemed to be issued at the Effective Time, together, in the case of shares of Parent Stock, with cash to be paid in lieu of fractional shares pursuant to
          Section 2.2 (e) (such certificates representing such shares of Parent Stock and shares of New Parent Preferred Stock, as the case may be, together with any dividends or distributions with respect thereto contemplated by Section 2.2(c) and cash in lieu of fractional shares, if any, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Parent, deliver the shares of Parent Stock and shares of New Parent Preferred Stock, as the case may be, contemplated to be issued pursuant to Sections 2.1 and 2.3 and cash payments for fractional shares, if any, out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

               (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock (the "Stock Certificates" and, collectively with the Option Certificates (as defined in Section 2.3), the "Certificates") whose shares were converted pursuant to Section
          2.1 into the right to receive shares of Parent Stock in the case of Company Common Stock, Parent Stock or New Parent Preferred Stock, as the case may be, in the case of Company Preferred Stock, and to each holder of an Option Certificate named in Item 3.3 of the Company Disclosure Schedule (as defined in the first paragraph of Article III) whose Company Options were converted pursuant to Section 2.3 into the right to receive shares of Parent Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such other form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Stock or, if applicable, New Parent Preferred Stock, as the case may be, and cash in lieu of fractional shares, if any. Upon surrender by a holder of a Certificate or Certificates representing all the shares of Company Common Stock and/or Company Preferred Stock owned by such holder for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and properly executed in accordance with instructions thereto and such other customary documents and tax forms as may reasonably be required pursuant to such instructions and, if applicable and not already provided, the agreement referred to in
          Section 6.10, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Stock or New Parent Preferred Stock, as the case may be, which such holder has the right to receive pursuant to the provisions of this Article II, (B) cash in lieu of any fractional shares of Parent Stock to which such holder is entitled pursuant to Section 2.2(e) hereof, after giving effect to any required tax withholdings, and (C) any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c), after giving effect to any required tax withholding (the items referred to in clauses (A), (B) and (C) being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Company Common Stock or Company Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Unless prohibited by law, former holders of record of Company Common Stock shall be entitled to vote, after the Effective Time, at any meeting of stockholders of Parent the record date for which is after the Effective Time, the number of whole shares of Parent Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Certificates in accordance with this Section 2.2. Unless prohibited by law, former holders of record of Company Preferred Stock shall be entitled to vote, after the Effective Time, at any meeting of stockholders of Parent the record date for which is after the Effective Time, the number of whole shares of Parent Stock, or if applicable, New Parent Preferred Stock into which their respective shares of Company Preferred Stock are converted, regardless of whether such holders have exchanged their Certificates in accordance with this
          Section 2.2 (it being understood that holders of shares of New Parent Stock shall be entitled to only 0.8333 votes per share). Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, subject to any required withholding taxes.

               (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Stock or New Parent Preferred Stock, as the case may be, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Stock or New Parent Preferred Stock, as the case may be, which such holder is entitled to receive upon the surrender thereof in accordance with this Section 2.2, and no other part of the Merger Consideration shall be paid to any such holder pursuant hereto, until the holder of record of such Certificate shall so surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid by Parent or the Exchange Agent to the record holder of the certificates representing whole shares of Parent Stock or New Parent Preferred Stock, as the case may be, issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Parent Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock or New Parent Preferred Stock, as the case may be, and
          (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Stock or New Parent Preferred Stock, as the case may be.

               (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Stock issued upon the surrender for exchange of shares of Company Common Stock or Company Options in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) and all shares of New Parent Preferred Stock, if any, issued upon the surrender for exchange of shares of Company Preferred Stock in accordance with the terms hereof (including any cash pursuant to Section 2.2(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, Company Preferred Stock or Company Options, as the case may be. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this
          Article II.

               (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Parent Stock shall be issued in the Merger. Any such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Company Common Stock or Company Options who would otherwise have been entitled to a fraction of a share of Parent Stock upon surrender of Certificates for exchange will be entitled to receive a cash payment in lieu of such fractional share in an amount equal to such fractional interest multiplied by the Market Price.

               (f) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate evidencing shares of Company Common Stock, Company Preferred Stock or Company Options shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Certificate(s) and, if required by Parent, granting an indemnity satisfactory to Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate(s), Parent shall cause the Exchange Agent to pay to such Person the Merger Consideration with respect to such lost, stolen or destroyed Certificate(s).

               (g) SUB CERTIFICATES. Parent, or Parent's direct subsidiary, as the sole stockholder of Sub, shall, upon surrender to the Surviving Corporation of certificates representing the Sub Common Stock, receive a certificate representing the number of shares of the Surviving Corporation Common Stock into which such Sub Common Stock shall have been converted pursuant to Section 2.1.

     SECTION 2.3. COMPANY OPTIONS. Effective as of the Effective Date, all outstanding options (each a "Company Option" and, collectively, the "Company Options") to purchase Company Common Stock held by employees of the Company, whether or not such options are then exercisable, shall be assumed by Parent and shall be exercisable upon the same terms and conditions as under the applicable option and the Company stock option or stock incentive plan, except that each such option shall be exercisable for a whole number of shares of Parent Stock equal to (a) the number of shares of Company Common Stock subject to the Company Option, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Company Stock which were purchasable pursuant to such Company Option divided by (z) the number of full shares of Parent Stock subject to such Replacement Option in accordance with the foregoing. As is contemplated by the foregoing, each Company Option (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. The Company reserves the right to amend any of the 1997 Stock Incentive Plan of the Company, the 1995 Stock Incentive Plan of the Company or the 1991 Stock Option Plan of the Company (each, a "Stock Plan" and collectively, the "Stock Plans") to provide for accelerated vesting of options held by employees of the Company, whether or not exercisable, upon (i) termination by the Company without cause;
(ii) termination with good reason by the holder; (iii) retirement after age 62 or (iv) termination by reason of death or disability and further to provide that if any such event shall occur then the holder shall have 90 days following termination, retirement, death or disability in which to exercise such options. Any such amendment or modification of a Stock Plan by the Company shall not give rise to a covenant default under Section 5.2 of this Agreement.

     SECTION 2.4. EXCHANGE AGENT. Parent shall ensure that (i) the Exchange Agent shall maintain the Exchange Fund as a separate fund to be held for the benefit of the holders of the Company Stock and Company Options, which shall be promptly applied by the Exchange Agent to making the payments provided for in
Section 2.2; (ii) any portion of the Exchange Fund that has not been paid to holders of the Company Stock and Company Options pursuant to Section 2.2 prior to that date which is one year from the Effective Time shall be delivered to Parent, and any holders of Company Stock and Company Options who shall not have therefore complied with Section 2.2 shall thereafter look only to Parent for the Merger Consideration; (iii) the Exchange Fund shall not be used for any purpose that is not provided for herein, and (iv) all expenses of the Exchange Agent (including taxes on any income earned by the Exchange Fund) shall be paid directly by Parent. Promptly following the date which is one year from the Effective Time, the Exchange Agent shall return to Parent all cash, securities and any other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of Certificates may surrender such Certificates to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration payable with respect thereto, without interest, but shall have no greater rights against Parent than may be accorded to general creditors of Parent under the North Carolina Business Corporation Act (the "NCBCA"). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Stock or New Parent Preferred Stock held by it from time to time hereunder. Neither Parent nor the Surviving Corporation, nor any subsidiary of either of them, shall be liable to any holder of shares of Company Stock, Company Preferred Stock or Company Options for any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.5. TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. No transfers of shares of Company Stock shall be made on the stock transfer books of the Company after the Effective Time.

     SECTION 2.6. FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Company or Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Company and Sub agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Sub or otherwise to take any and all such action.

     SECTION 2.7. RESERVATION OF RIGHT TO REVISE TRANSACTION. Parent may at any time change the method of effecting the acquisition of the Company (including without limitation the provisions of this Article II) if, and to the extent, it deems such change to be desirable; PROVIDED, HOWEVER, that no such change shall, in the reasonable opinion of the Company, (A) alter or change (i) the amount or kind of consideration to be issued to holders of the Company Common Stock, Company Preferred Stock or the Company Options or (ii) executive compensation arrangements as provided for in, or as contemplated by, this Agreement, (B) adversely affect the intended tax-free treatment to the Company or to the Company's stockholders as a result of receiving such consideration, or (C) materially impede or delay receipt of any approval referred to in Section 6.4 or the consummation of the transactions contemplated by this Agreement; and, PROVIDED, FURTHER, however, if the Company reasonably determines that any such proposed change would violate any of the preceding provisions of sub-clauses
(A)-(C), then Parent must proceed with the acquisition in the manner prescribed by this Agreement.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub, subject, in the case of each Section of this Article III, to the exceptions set forth and identified in the separate disclosure schedule executed and delivered by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Schedule"), as follows:

     SECTION 3.1. ORGANIZATION; AUTHORITY. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary (each of which jurisdictions is identified in Item 3.1 of the Company Disclosure Schedule) and except in such jurisdictions where any failure to be so duly qualified or licensed and in good standing would not, in the aggregate have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect") or prevent or materially delay the consummation of the Merger. The Company has delivered to Parent complete and correct copies of its Restated Articles of Incorporation, as in effect on the date hereof (the "Company Articles of Incorporation"), and its Amended and Restated Bylaws, as in effect on the date hereof (the "Company Bylaws").

     SECTION 3.2 SUBSIDIARIES. Item 3.2 of the Company Disclosure Schedule lists each direct and indirect subsidiary of the Company. Except as set forth in Item
3.2 of the Company Disclosure Schedule, all the outstanding shares of capital stock of each such subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries and except as otherwise indicated in Item 3.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

     SECTION 3.3. CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 10,000,000 shares of Company preferred stock, no par value, of which the Company Preferred Stock is the only authorized or outstanding series. At the close of business on March 3, 1998, (i) 58,422,735 shares of Company Common Stock were issued and outstanding, (ii) 5,215,000 shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock and no shares of Company Preferred Stock were held by the Company in its treasury, (iv) 8,284,375 shares of Company Common Stock were reserved for issuance upon exercise of Company Options issued pursuant to the Stock Plans and (v) 5,215,000 shares of Company Common Stock were reserved for issuance upon conversion of Company Preferred Stock. Except as set forth above, as of March 3, 1998, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above or on Item 3.3 of the Company Disclosure Schedule, as of the date hereof, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth on Item 3.3 of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its subsidiaries
(i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's subsidiaries.

     SECTION 3.4. AUTHORIZATION. The Board of Directors of the Company, at a meeting duly called and held on March 3, 1998, at which a majority of the directors were present, has duly adopted resolutions unanimously approving this Agreement and the Merger, determining that the terms of the Merger are fair to, and in the best interests of the Company's stockholders and directing that the plan of merger contained herein be submitted to a vote at a meeting of stockholders in accordance with Section 6.4. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval and adoption of the plan of merger contained in this Agreement by the holders of a majority of the votes of the holders of shares of Company Common Stock cast thereon (the "Company Stockholder Approval"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than with respect to the Merger and the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     SECTION 3.5. CONSENT AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to any required Company Stockholder Approval (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, the "Proxy Statement")), the Bank Holding Company Act of 1956, as amended (the "BHCA"), the National Bank Act, as amended (the "NBA"), the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing of the Certificate of Merger and any required related certificates under the NJBCA, and the other matters referred to in Item 3.5 of the Company Disclosure Schedule (collectively, the "Company Required Approvals"), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Company Articles of Incorporation or Company Bylaws, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic or foreign (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the material terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their respective properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect or that would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

     SECTION 3.6. SEC REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1996, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein but excluding any such forms, reports, schedules, statements or other documents which relate solely to the Company's securitization transactions, are referred to as the "Company SEC Documents"). Except to the extent revised or superseded by a subsequently filed Company SEC Document (a copy of which has been provided to Parent prior to the date hereof), the Company SEC Documents, (i) did not at the time filed (and, in the case of any Company SEC Document filed after the date hereof, will not at the time filed) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied (and, in the case of any Company SEC Document filed after the date hereof, will comply) in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Company included or incorporated by reference in the Company SEC Documents complied, as of the time filed, and will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring, year-end audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods indicated therein.

     SECTION 3.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed prior to execution hereof and the Current Report on Form 8-K referred to in Section 3.8 (the "Company Filed SEC Documents") or as disclosed in Item 3.7 of the Company Disclosure Schedule, since December 31, 1997, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been, in the aggregate, (i) any material adverse change with respect to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole (other than changes generally affecting the industries in which the Company or any of its subsidiaries operate or changes contemplated by this Agreement), (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock (except for its ordinary quarterly cash dividends with respect to the Company Stock), (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any capital stock or any options, warrants, rights or other securities in respect of, in lieu of or in substitution for, shares of its capital stock, (iv)
(A) any granting by the Company or any of its subsidiaries to any officer or employee of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of December 31, 1997, (B) any granting by the Company or any of its subsidiaries to any such officer or employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1997 and previously made available to Parent, or (C) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer or employee, (v) any event, circumstance, damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Company Material Adverse Effect, (vi) any revaluation by the Company of any of its material assets (except for any action taken by the Company pursuant to Section 6.25) that has or reasonably could be expected to have a Company Material Adverse Effect in the aggregate. (vii) any material change in accounting methods, principles or practices by the Company or
(viii) any adoption, amendment or termination of any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers or employees.

     SECTION 3.8. NO UNDISCLOSED LIABILITIES. Except as set forth in the Company's audited, consolidated financial statements included in the Company's Current Report on Form 8-K filed with the SEC under the Exchange Act on March 4, 1998 (which Form 8-K shall be identical in substance (except for DE MINIMIS favorable adjustments) to the version supplied to Parent for its review prior to execution hereof) or in Item 3.8 of the Company Disclosure Schedule, as of December 31, 1997 neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise. Since December 31, 1997, except as set forth in the Company Filed SEC Documents and except for liabilities incurred by the Company or its subsidiaries in the ordinary course of business, neither the Company nor any of its subsidiaries has incurred any material liabilities of any nature, whether or not accrued, contingent or otherwise, and that in the aggregate would be reasonably expected to have a Company Material Adverse Effect.

     SECTION 3.9. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders' Meeting (as defined in Section 6.4), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

     SECTION 3.10. BENEFIT PLANS.

               (a) Except as disclosed in the Company Filed SEC Documents or as disclosed in Item 3.10 of the Company Disclosure Schedule, since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization , medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, "Benefit Plans"). Except as disclosed in
          Item 3.10 of the Company Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreement, split dollar life insurance, rabbi trust, outplacement services or estate planning arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, "Compensation Agreements").

               (b) Item 3.10 of the Company Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries. The Company has delivered to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and all amendments thereto, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Benefit Plan and (v) each Compensation Agreement (or in the case of any unwritten Compensation Agreements, descriptions thereof) and all amendments thereto.

               (c) Except as disclosed in Item 3.10 of the Company Disclosure Schedule, all Pension Plans (other than the Supplemental Executive Retirement Plan) have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the best knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. There is no material pending or, to the Company's knowledge, threatened litigation relating to any of the Benefit Plans or the Compensation Agreements.

               (d) No Pension Plan that is subject to Title IV of ERISA and that the Company or any of its subsidiaries maintains, or to which the Company or any of its subsidiaries is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions contained in the Pension Plan's most recent actuarial valuation, and there has been no material change in the financial condition of such Pension Plan since such annual valuation date. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any or its subsidiaries to any material tax or penalty on prohibited transactions imposed by such
          Section 4975 or to any material liability under Section 502(i) or (1) of ERISA. None of such Benefit Plans or trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years, nor has any liability under Subtitle C or D of Title IV of ERISA been incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them. Neither the Company nor any of its subsidiaries has suffered or otherwise caused a "complete withdrawal," or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans or any other multiemployer plan .

               (e) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Item 3.10 of the Company Disclosure Schedule, (i) no such Benefit Plan is unfunded or funded through a "welfare benefits fund," as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries at any time. There has been no written or, to the Company's knowledge, oral communication to employees by the Company or any of its subsidiaries that would reasonably be expected to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

               (f) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of the Company or any of the subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or the Compensation Agreements or (z) result in any material breach or violation of, or a default under, any of the Benefit Plans or the Compensation Agreements.

               (g) Except as set forth in Item 3.10 of the Company Disclosure Schedule, all Benefit Plans covering current or former non-U.S. employees comply in all material respects with applicable local law. The Company and its subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

     SECTION 3.11. LITIGATION. Except as set forth in Item 3.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to have, directly or indirectly or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger. Except as set forth in Item 3.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have, directly or indirectly, in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     SECTION 3.12. COMPLIANCE WITH APPLICABLE LAW. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, concessions, franchises and approvals of all Governmental Entities necessary to own or lease their respective assets and to conduct their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, concessions, franchises and approvals that would not, in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not, in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger. Except as disclosed in the Company SEC Documents, (a) the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity and (b) neither the Company nor any subsidiary has received, on or after December 31, 1997, any written notification or communication from any Governmental Entity nor is there currently pending any proceeding or investigation asserting that the Company or any of its subsidiaries is not in compliance with any of the statutes, regulations or ordinances which any such Governmental Entity enforces, except for such possible violations or failures of compliance that would not in the aggregate reasonably be expected to have a Company Material Adverse Effect or reasonably be expected to prevent or materially delay the consummation of the Merger. Except as set forth in Item 3.12 of the Company Disclosure Schedule, as of the date of this Agreement, to the best knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending, or to the best knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected, in the aggregate to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     SECTION 3.13. TAX MATTERS. Except as set forth in Item 3.13 of the Company Disclosure Schedule:

               (a) The Company and each of its subsidiaries has filed all Federal income tax returns and all other material tax returns and reports (including information returns) required to be filed by it. All such returns and reports are complete and correct in all material respects. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes (as defined below) shown as due on such returns and all material taxes for which no return was required to be filed, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

               (b) No material tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its subsidiaries. Each material deficiency resulting from any audit or examination relating to taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination. None of the Federal income tax returns of the Company nor any of its subsidiaries consolidated in such returns for any period have been examined by the Internal Revenue Service.

               (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

               (d) No material liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for taxes not yet due.

               (e) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, employment, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

               (f) The Company has received an opinion of counsel that each "REMIC" in which the Company holds a "residual interest" qualifies as a REMIC for federal income tax purposes, and it is not aware of any change in circumstances which would negatively affect the continuing validity of any such opinion.

               (g) Assuming the accuracy of the representation made in Section 4.15, the Company is aware of no circumstances or events that would prevent the Merger from being treated as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code.

     SECTION 3.14. STATE TAKEOVER STATUTES; DISSENTERS' RIGHTS. The only stockholder vote required for consummation of the transactions contemplated by this Agreement is the approval of a majority of the votes cast by those holders of Company Stock entitled to vote at the Stockholders' Meeting. The action of the Board of Directors of the Company in approving the Merger and this Agreement is sufficient to render inapplicable to the Merger and this Agreement and the transactions contemplated by this Agreement (a) any applicable state takeover laws, including the provisions of the New Jersey Shareholder Protection Act (N.J.S.A. 14A:10A-1), (b) any applicable takeover provisions in the Company Articles of Incorporation and (c) any takeover provisions set forth in any agreement to which the Company is a party or may be bound. Holders of Company Stock do not have dissenters' rights in connection with the Merger.

     SECTION 3.15. BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other Person, other than Prudential Securities Incorporated (the fees and expenses of which will be paid by the Company), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished Parent with a true and complete copy of its engagement letter with Prudential Securities Incorporated (which letter sets forth the method of calculation of any fees to be payable to Prudential Securities Incorporated).

     SECTION 3.16. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Prudential Securities Incorporated, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view (the "Fairness Opinion"), and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

     SECTION 3.17. MATERIAL CONTRACTS. None of the Company or its subsidiaries, nor any of their respective assets, business or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case is required to be filed as an exhibit to an Annual Report on Form 10-K filed by the Company that has not been filed as an exhibit to the Company's Annual Report on Form 10-K filed for the fiscal year ended December 31, 1996 or as an exhibit to another filed Company SEC Document. True and correct copies of such contracts, and any agreements or amendments thereto, have been made available for review by Parent. None of the Company or the subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or any of its respective assets, business or operations receives benefits, which default, in the aggregate, is reasonably likely to have a Company Material Adverse Effect, and there has not occurred any event that, with lapse of time or giving of notice or both, would constitute such a default. Except as disclosed in the Company SEC Documents, neither the Company nor any subsidiary is subject to, or bound by, any contract containing covenants which
(i) limit the ability of the Company or any subsidiary to compete in any line of business or with any person, or (ii) involve any restriction of geographical area in which, or method by which, the Company or any subsidiary may carry on its business (other than as may be required by law or any applicable Governmental Entity).

     SECTION 3.18. LABOR MATTERS. Neither the Company nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Company or any of its subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Except as disclosed in Item
3.18 of the Company Disclosure Schedule, neither the Company or any of its subsidiaries has been within the last three (3) years, nor is likely to become, the subject of or involved in any investigation, complaint or proceeding by the United States Department of Labor, the Office of Federal Contract Compliance, the Equal Employment Opportunity Commission or any similar federal, state or local body dealing with any employment policies and practices of the Company or such subsidiaries or any Person currently employed by them, except for any such investigation, complaint or proceeding that, in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     SECTION 3.19. ENVIRONMENTAL MATTERS. Except as set forth in Item 3.19 the Company Disclosure Schedule and except for matters which are not reasonably likely, in the aggregate, to have a Company Material Adverse Effect: (i) to the Company's knowledge, the Company and each subsidiary have complied at all times with applicable Environmental Laws; (ii) to the Company's knowledge, no real property (including buildings or other structures), other than real property acquired by the Company or any of its subsidiaries through foreclosure or similar means in the ordinary course of business, currently or formerly owned or operated by the Company or any subsidiary has been contaminated with, or has had any release of, any Hazardous Substance; (iii) neither the Company nor any subsidiary has received any written notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (iv) neither the Company nor any subsidiary is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party relating to any Environmental Law; (v) to the Company's knowledge there are no circumstances or conditions (including asbestos, underground storage tanks, lead, polychlorinated biphenyls, petroleum sales or dry- cleaning) involving any currently or formerly owned or operated property of the Company or any subsidiary, other than real property acquired by the Company or any of its subsidiaries through foreclosure or similar means in the ordinary course of business, that could reasonably be expected to result in any claims, liability or investigations with respect to the Company or any subsidiary or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (vi) the Company has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Company, any subsidiary or any currently or formerly owned or operated property.

     As used herein, the term "ENVIRONMENTAL LAW" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (A) the protection of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any Hazardous Substance and the term "HAZARDOUS SUBSTANCE" means any substance in any concentration that is listed, classified or regulated pursuant to any Environmental Law.

     SECTION 3.20. PROPRIETARY RIGHTS. The term "PROPRIETARY RIGHTS" shall mean all of the Company's and its subsidiaries' (i) registration of trademarks and other marks, service marks, trade names or other trade rights, (ii) pending applications for any such registration, (iii) rights in or to patents and copyrights and pending applications therefor and (iv) right to other trademarks, service marks and other marks, trade names and other trade rights and all other trade secrets, designs, plans, specifications, technology, know-how, methods, designs, concepts, and other proprietary rights, whether or not registered. Except as would not be reasonably likely in the aggregate to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger, (i) the Company and each of its subsidiaries is the sole owner of and has the exclusive right to use, its Proprietary Rights, free from any Liens, and no Person has a right to receive a royalty or similar payment in respect of any Proprietary Rights, whether pursuant to any contractual arrangements entered into by the Company or any of its subsidiaries or otherwise; (ii) to the Company's knowledge, none of the Proprietary Rights, nor the Company's or any of its subsidiaries' use thereof, infringe or otherwise violate the rights of any third party; and (iii) to the Company's knowledge, the Company is not aware of any infringement or violation of the Company or any of its subsidiaries' rights in or to the Proprietary Rights by any third party.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company, subject to the exceptions set forth in the separate disclosure schedule executed and delivered by the Parent and Sub concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Schedule"), as follows:

     SECTION 4.1. ORGANIZATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where any failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on the business, properties, assets, financial condition or results of operation of Parent and its subsidiaries taken as a whole (a "Parent Material Adverse Effect") or prevent or materially delay the consummation of the Merger.

     SECTION 4.2. CAPITALIZATION. The authorized capital stock of the Parent consists of 2,000,000,000 shares of the Parent Stock, 4,000,000 shares of Class A preferred stock, no-par value per share (the "Parent Class A Preferred") and 10,000,000 shares of the preferred stock, no-par per share (the "Parent Preferred" and together with the Parent Class A Preferred Stock the "Parent Preferred Stock"). At the close of business on February 23, 1998, (i) 649,278,577 shares of the Parent Stock were issued and outstanding, (ii) no shares of the Parent Preferred Stock were issued and outstanding, and (iii) no shares of Parent Stock and no shares of Parent Preferred Stock were held by the Parent in its treasury. All outstanding shares of capital stock of the Parent are, and all shares which may be issued under this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

     SECTION 4.3. AUTHORIZATION. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub (including approval of the Merger and this Agreement by the Board of Directors of Parent) and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     SECTION 4.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the BHCA, the NBA, the HSR Act, the filing of the Certificate of Merger and any required related certificate under the NJBCA, the laws of other states in which Parent is incorporated or qualified to do or is doing business and state takeover laws, such filings and approvals as may be required under state laws in those jurisdictions in which the Company or any of its subsidiaries is licensed or holds a permit to engage in business and the other matters referred to in Item
4.4 of the Parent Disclosure Schedule (collectively, the "Parent Required Consents"), neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the articles of incorporation (the "Parent Articles of Incorporation") or bylaws (the "Parent Bylaws") of Parent, (ii) conflict with or result in any breach of any provision of the certificate of incorporation (the "Sub Certificate of Incorporation") or bylaws (the "Sub Bylaws") of Sub, (iii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have, individually or in the aggregate, a Parent Material Adverse Effect or would not be reasonably expected to prevent or materially delay the consummation of the Merger), (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, permit, concession, franchise, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iv) and (v) for violations, breaches or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect or that would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

     SECTION 4.5. SEC REPORTS AND FINANCIAL STATEMENTS. The Parent has filed with the SEC, and has heretofore made available to the Company, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1996 under the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Parent SEC Documents"). Except to the extent revised or superseded by a subsequently filed Parent SEC Document (which has been filed and a copy of which has been provided to the Company prior to the date hereof), the Parent SEC Documents, at the time filed, (i) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied and will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Parent included or incorporated by reference in the Parent SEC Documents complied and will comply, as of the time filed, as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been and will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present and will fairly present (subject, in the case of the unaudited statements, to normal, recurring, year-end audit adjustments) the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods indicated therein.


     SECTION 4.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Documents filed prior to the execution hereof (the "Parent Filed SEC Documents") or as disclosed in Item 4.6 of the Parent Disclosure Schedule, since September 30, 1997, Parent and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any material adverse change with respect to the business, properties, assets, financial condition or results of operations of the Parent and its subsidiaries taken as a whole (other than changes generally affecting the industries in which Parent or any of its subsidiaries operate or changes relating to the transactions contemplated by the Agreement), (ii) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Parent Material Adverse Effect, or (iii) any revaluation by Parent of any of its material assets that has or reasonably could be expected to have a Parent Material Adverse Effect in the aggregate.

     SECTION 4.7. NO UNDISCLOSED LIABILITIES. Except as set forth in the Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 previously filed with the SEC under the Exchange Act or in Item 4.7 of the Parent Disclosure Schedule, neither the Parent nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise. Since December 31, 1996 except as set forth in the Parent Filed SEC Documents and except for liabilities incurred by Parent and its subsidiaries in the ordinary course of business, neither Parent nor any of its subsidiaries has incurred any material liabilities of any nature, whether or not accrued, contingent or otherwise that would be reasonably expected to have a Parent Material Adverse Effect.

     SECTION 4.8. INTERIM OPERATIONS OF SUB. Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby, and will not engage in any other business activities, has incurred no liabilities except as contemplated hereby, and will conduct its operations only as contemplated hereby.

     SECTION 4.9. LITIGATION. There is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries that could reasonably be expected to have, directly or indirectly, or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have, directly or indirectly, or in the aggregate, a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     SECTION 4.10. COMPLIANCE WITH APPLICABLE LAW. The Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders, concessions, franchises and approvals of all Governmental Entities necessary to own or lease their respective assets and to conduct their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, concessions, franchises and approvals that would not, in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger. The Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply would not have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger. Except as disclosed in the Parent SEC Documents, to the best knowledge of the Parent, the businesses of the Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not have a Parent Material Adverse Effect or reasonably prevent or materially delay the consummation of the Merger. As of the date of this Agreement, to the best knowledge of the Parent no investigation or review by any Governmental Entity with respect to the Parent or any of its subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     SECTION 4.11. TAX RETURNS. Parent and each of its subsidiaries has filed all Federal income tax returns and all other material tax returns and reports required to be filed by it (taking into account all appropriately obtained extensions).

     SECTION 4.12. BROKERS. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley, Dean Witter Discover & Co., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     SECTION 4.13. REGISTRATION STATEMENT. The prospectus forming part of the registration statement on Form S-4 to be filed under the Securities Act with the SEC by Parent for the purpose of registering the shares of Parent Stock and New Parent Preferred Stock to be issued in the Merger and the shares of Parent Stock issuable upon conversion of the New Parent Preferred Stock to be issued in the Merger (together with any amendments thereto, the "Registration Statement") will not at the time it becomes effective and at any date which a vote of shareholders of the Company occurs with respect to the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Registration Statement or any amendment or supplement thereto. The Registration Statement, on the effective date thereof, will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation is made by Parent or Sub with respect to information supplied by the Company or its representatives specifically for inclusion therein.

     SECTION 4.14. ISSUANCE OF PARENT STOCK. The shares of Parent Stock and New Parent Preferred Stock to be issued in connection with the Merger, and the shares of Parent Stock issuable upon conversion of the shares of New Parent Preferred Stock to be issued in the Merger, have been duly authorized and, when issued as contemplated by this Agreement and, in the case of shares of Parent Stock issuable upon conversion of the shares of New Parent Preferred Stock, the Parent Certificate of Designations, will be duly authorized, validly issued, fully paid and non- assessable, and not in violation, free of any preemptive rights created by statute, the Parent Certificate of Incorporation, the Parent Bylaws or any agreement to which Parent is a party or by which Parent is bound and will be registered under the Securities Act and registered or exempt from registration under applicable Blue Sky laws and listed on the NYSE. Neither the filing of the Registration Statement nor the offering or sale of any of the shares of Parent Stock or New Parent Preferred Stock as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any securities of Parent.

     SECTION 4.15. COMPANY STOCK. Neither Parent, Sub nor any subsidiary of Parent or Sub owns any capital stock of any class of the Company, either directly or indirectly, or any rights to acquire or dispose of any capital stock of any class of the Company the ownership of which would adversely affect the intended tax-free nature of the transaction contemplated hereby.

     SECTION 4.16. TAX FREE REORGANIZATION. Parent is aware of no circumstances or events that would prevent the Merger from being treated as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code.

                                    ARTICLE V

                                    COVENANTS

     SECTION 5.1. AFFIRMATIVE COVENANTS OF THE COMPANY. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, which consent shall not be unreasonably withheld, the Company shall, and shall cause each of its subsidiaries to, (a) operate its business in the usual and ordinary course consistent with past practices and in accordance, in all material respects, with applicable laws; (b) preserve substantially intact its business organization, maintain its rights and franchises, use its commercially reasonable efforts to retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal suppliers, contractors, distributors, customers and others having material business relationships with it; (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and (d) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; PROVIDED, HOWEVER, that the loss of any officers, employees, consultants, customers, payors or suppliers prior to the Effective Time shall not constitute a breach of this Section 5.1 unless such loss would have a Company Material Adverse Effect.

     SECTION 5.2. NEGATIVE COVENANTS OF THE COMPANY. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Parent or as set forth in Item 5.2 of the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company shall not, and shall cause each of its subsidiaries not to, do any of the following:

               (a) (i) increase the compensation payable to or to become payable to any of its directors, officers or employees, except (A) for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice, or
          (B) payments under and pursuant to the terms of the Company's 1998 Performance Bonus Plan in an aggregate amount not to exceed an amount set forth in Item 5.2 of the Company Disclosure Schedule; (ii) grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees, except as may be required by any settlement of pending litigation and except for the execution of an employment agreement with Randy Robertson, the terms of which shall be acceptable to Parent in its reasonable judgment; or (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by any settlement of pending litigation or except as may be required by applicable law;

               (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock (other than for ordinary quarterly cash dividends declared by the Company with respect to the Company Common Stock in an amount not exceeding $.04 per share and with respect to the Company Preferred Stock in an amount not exceeding the amount required by the terms thereof); PROVIDED, HOWEVER, that this Section 5.2(b) shall not prohibit any wholly owned (directly or indirectly) subsidiary of the Company from declaring, setting aside or paying any dividend on, or making any distribution in respect of, its capital stock;

               (c) (i) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exercisable or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (other than in connection with the exercise of any Company Options and the delivery of Company Common Stock in payment of the exercise price thereof); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

               (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or other equity securities, any securities or obligations directly or indirectly convertible into or exercisable or exchangeable for any such shares, or any rights (including, without limitation, stock appreciation or stock depreciation rights), warrants or options to acquire, any such shares or securities or any rights, warrants or options directly or indirectly to acquire any such shares or securities (except for the issuance of shares upon the exercise of Company Options outstanding as of the date hereof); or (ii) amend or otherwise modify the terms of any such securities, obligations, rights, warrants or options;

               (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire all or substantially all assets of any other Person (other than the purchase of receivables in the ordinary course of business and consistent with past practice);

               (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions of assets in the ordinary course of business, sales of receivables in the ordinary course of business, the grant of security interests in receivables in connection with warehouse borrowing and similar borrowing arrangements and the sale of the Company's Sacramento headquarters pursuant to a sale/leaseback transaction;

               (g) propose or adopt any amendments to its articles of incorporation or bylaws;

               (h) (i) change any of its methods of accounting in effect at December 31, 1997, or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns for the taxable year ending December 31, 1997, except, in the case of clause (i) or clause (ii), as may be required by law or GAAP, consistently applied;

               (i) prepay, before the scheduled maturity thereof, any of its long-term debt, or incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than (i) indebtedness incurred in the ordinary course of business under the existing loan agreements described in Item 5.2 of the Company Disclosure Schedule or under any refinancing, renewal or refunding thereof, and (ii) trade payables incurred in the ordinary course of business consistent with past practice;

               (j) take any action that would or could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being untrue in any material respect or in any of the conditions to the Merger set forth in Article VII not being satisfied in any material respect; or

               (k) agree in writing or otherwise to do any of the foregoing.

     SECTION 5.3. NEGATIVE COVENANTS OF PARENT. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date hereof until the Effective Time, Parent shall not take any action:

               (a) that would prevent the Merger from being treated as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code; or

               (b) that would or could reasonably be expected to result in any of its representations or warranties set forth in this Agreement being untrue in any material respect (but without duplication of any standard of materiality set forth in such representation or warranty) or in any of the conditions to the Merger set forth in Article VII not being satisfied in any material respect.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     SECTION 6.1. ACCESS AND INFORMATION. From the date hereof to the Effective Time, each party shall, and shall cause its subsidiaries to, afford to the other party and its officers, employees, accountants, consultants, legal counsel and other representatives of the other party (collectively, the "Representatives"), reasonable access during normal business hours to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of such party and its subsidiaries as the other party may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this
Section 6.1 or otherwise shall alter any representation or warranty of any party hereto or the conditions to the obligations of the parties hereto.

     SECTION 6.2. CONFIDENTIALITY. Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to
Section 6.1 (as well as any other information obtained prior to the date hereof in connection with the entering into this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to Section 6.1 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise failed to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

     SECTION 6.3. REGISTRATION STATEMENT; PROXY STATEMENT.

               (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and file with the SEC, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, preliminary proxy materials which shall consist of the preliminary Proxy Statement in connection with the vote of the Company's stockholders with respect to the Merger and the other transactions contemplated hereby, and a preliminary prospectus in connection with the registration under the Securities Act of the Parent Stock and the New Parent Preferred Stock to be issued in connection with the Merger and the Parent Stock issuable upon conversion of the New Parent Preferred Stock to be issued in the Merger. As promptly as practicable after all comments are received from the SEC with respect to the preliminary proxy materials and after the furnishing by Parent and the Company of all information required to be contained therein, the Company shall file with the SEC, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, the definitive Proxy Statement to be sent or given in connection with the vote of the Company's stockholders at the Stockholders' Meeting and Parent shall file with the SEC, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, the Registration Statement containing the Proxy Statement and form of prospectus to be sent or given in connection with the registration under the Securities Act of the Parent Stock and New Parent Preferred Stock to be issued in connection with the Merger and the Parent Stock issuable upon conversion of the New Parent Preferred Stock to be issued in the Merger. Each of Parent and the Company will use their reasonable best efforts to have or cause the Registration Statement to become effective as promptly as practicable, and Parent shall take any action required to be taken under any applicable Federal or state securities or Blue Sky laws in connection with the issuance of shares of Parent Stock and New Parent Preferred Stock in the Merger and the Parent Stock issuable upon conversion of the New Parent Preferred Stock to be issued in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. Promptly after the Registration Statement has become effective and all applicable Blue Sky laws have been complied with, the Company shall mail the joint proxy statement/prospectus included in the Registration Statement to its stockholders.

               (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective (or at the time any amendment thereof or supplement thereto is sent or given to the Company's stockholders), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company or, except to the extent amended or supplemented, at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

               (c) The information supplied by Parent for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective (or at the time any amendment thereof or supplement thereto is sent or given to the Company's stockholders), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company or, except to the extent amended or supplemented, at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting any event or circumstance relating to Parent or any of its respective affiliates, or its or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

               (d) Notwithstanding the foregoing, no party makes any representations or warranties with respect to any information that has been supplied by the other party or by its auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Registration Statement, any Blue Sky filing, the Proxy Statement, or any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

     SECTION 6.4. STOCKHOLDER APPROVAL. The Company, acting through its Board of Directors, shall, in accordance with applicable law and the Company Articles of Incorporation and the Company Bylaws (a) duly call, give notice of, convene and hold one or more meetings of the Company's stockholders as soon as practicable following the date on which the Registration Statement becomes effective, to approve and adopt this Agreement and the Merger (the "Stockholders' Meeting"), and (b) except as provided in Section 6.9 and the following sentence, include in the Proxy Statement the recommendation of the Board of Directors that the Company's stockholders approve and adopt this Agreement and the Merger. In the event that the Company's Board of Directors withdraws or modifies its recommendation, the Company nonetheless shall cause the Stockholders Meeting to be convened and a vote taken with respect to the Merger and the Board of Directors may communicate to the Company's stockholders its basis for such withdrawal or modification in the Proxy Statement. Subject to the preceding sentence, the Company shall use all its best efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to take all other actions reasonably necessary or in Parent's reasonable judgment advisable to secure such vote as promptly as practicable.

     SECTION 6.5. FURTHER ACTION; REASONABLE BEST EFFORTS.

               (a) Each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and Parent as are necessary for the transactions contemplated herein (it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by Parent or any of its subsidiaries shall not violate this covenant).

               (b) From the date of this Agreement until the Effective Time, each of the parties shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger, or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent to own or operate all or any portion of the business or assets of the Company.

               (c) The Company shall give prompt written notice to Parent, and Parent and Sub shall give prompt written notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time. Each party shall use its best efforts to take no action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

     SECTION 6.6. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement of Parent or the Company with any exchange on which the securities of the Company or Parent are traded.

     SECTION 6.7.  DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION.

               (a) From and after the Effective Time and for not less than six
          (6) years, Parent shall indemnify, defend and hold harmless each person who on or prior to the Effective Time was an officer, director or employee of the Company and its subsidiaries and who on or prior to the Effective Time was entitled to indemnification pursuant to the Company Articles of Incorporation or Company Bylaws (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement of or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim") arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the same extent that such Indemnified Parties are so entitled to indemnification as of the Effective Time under the NJBCA, the Company Articles of Incorporation and the Company By-laws. In the event of any such Claim, Parent shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the NJBCA, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 14A:3-5(6) of the NJBCA. The Parent also shall cause the Surviving Corporation to honor any agreement in effect as of the date hereof and previously disclosed to Parent providing for the indemnification of any director, officer or employee or agent, in accordance with the terms and conditions of such agreement.

               (b) Parent shall cause to be maintained in effect for not less than six (6) years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to Claims arising from facts or events which occurred prior to the Effective Time; PROVIDED, HOWEVER, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous for the officers, directors and other persons covered thereby.

               (c) This Section 6.7 shall survive the consummation of the Merger, is intended to benefit the Indemnified Parties and their respective heirs and personal representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the foregoing parties as third party beneficiaries.

     SECTION 6.8. HSR ACT MATTERS. Parent, Sub and the Company (as may be required pursuant to HSR Act) promptly will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act and, not later than thirty (30) days after the date hereof, together with the Persons who are required to join in such filings, shall file the same with the appropriate Governmental Entities. Parent, Sub and the Company shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use best efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the HSR Act or other Federal antitrust laws for the consummation of the Merger and the other transactions contemplated hereby.

     SECTION 6.9.  NO SOLICITATION.

               (a) The Company and its subsidiaries and their respective officers, directors, employees, representatives, agents or affiliates shall cease any discussion or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its subsidiaries to, and it shall use its best efforts to cause its officers, directors, employees, agents or affiliates not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information, other than the Company SEC Documents), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in this Section 6.9(a)), or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; PROVIDED, HOWEVER, that if the Board of Directors of the Company determines in good faith, after consultation with, and based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited Acquisition Proposal, and subject to compliance with Section 6.9(c),
          (x) furnish information with respect to the Company to any Person making such unsolicited Acquisition Proposal pursuant to an executed confidentiality agreement with such Person containing terms substantially similar to those in the letter dated December 31, 1997 with Parent, and (y) participate in discussions or negotiations regarding such Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal or offer from any Person relating to any merger, consolidation, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock, including the Company Preferred Stock, outside of the ordinary course of business, tender or exchange offer or similar transaction involving the Company or any of its subsidiaries.

               (b) Except as set forth in this Section 6.9, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, after consultation with and based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to the following sentences) (x) withdraw or modify its approval or recommendation of the Merger and this Agreement (or decide not to recommend it before the Proxy Statement is sent to the stockholders) only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal or (y) terminate this Agreement by exercising its termination right under Section 8.1(g). In addition, if the Company proposes to terminate this Agreement pursuant to Section 8.1(g), it shall pay to Parent the Termination Fee (as defined in Section 6.12(b)) at the time prescribed in Section 6.12(c). For purposes of this Agreement, a "Superior Proposal" shall mean an Acquisition Proposal made by a third party after March 4, 1998 which, in the good faith judgment of the Board of Directors of the Company, taking into account, to the extent deemed appropriate by the Board of Directors, the various legal, financial and regulatory aspects of the proposal and the Person making such proposal, (x) if accepted, is reasonably likely to be consummated, and (y) if consummated, is reasonably likely to result in a more favorable transaction than the transaction contemplated hereunder considering, among other things, and to the extent deemed appropriate in good faith by the Board of Directors, the long-term prospects and interests of the Company and its stockholders and other relevant constituencies.

               (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.9, the Company shall promptly advise Parent orally and in writing of any request for information of a nature which would assist a potential bidder in preparing an Acquisition Proposal (other than the Company SEC Documents) or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. The Company will keep Parent fully informed on a prompt and current basis of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.

               (d) Nothing contained in this Section 6.9 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with and based on the advice of outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; PROVIDED, HOWEVER, neither the Company, its Board of Directors nor any committee thereof shall, except as permitted by Section 6.9(b), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

     SECTION 6.10. AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, the Company shall deliver to Parent a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Stockholders' Meeting, deemed to be an "affiliate" of the Company (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act.

     (b) The Company shall use its reasonable best efforts to cause each Person who may be deemed to be a Company Affiliate to execute and deliver to Parent on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B. Such Company Affiliates will not receive certificates representing Parent Stock until such agreement is delivered to Parent.

     SECTION 6.11. LISTING OF PARENT SHARES; BLUE SKY LAWS. Parent shall use its best efforts to obtain the listing on NYSE, at or before the Effective Time, of the shares of Parent Stock and New Parent Preferred Stock to be issued pursuant to the Merger and the Parent Stock to be issued upon conversion of the New Parent Preferred Stock. Parent shall take such steps as may be necessary to comply with the Blue Sky Laws of all jurisdictions which are applicable to the issuance of the Parent Stock and the New Parent Preferred Stock pursuant hereto.

     SECTION 6.12. EXPENSES. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; PROVIDED, HOWEVER, that all costs and expenses relating to printing, filing and mailing the Registration Statement, the Proxy Statement and any other filings with the SEC and all SEC and other regulatory filing fees incurred in connection with such filings shall be borne by Parent.

     (b) If (i) the Company terminates this Agreement pursuant to Section 8.1(g) or (ii) Parent terminates this Agreement pursuant to Section 8.1(f) following receipt by the Company of a proposal for an Acquisition Proposal (including a Superior Proposal), then, within five business days of such termination in the case of Clause (i) or (ii), the Company shall pay Parent by wire transfer in immediately available funds a fee of $50,000,000 (the "Termination Fee"); PROVIDED, that if a Stockholders Meeting is held pursuant to the second sentence of Section 6.4, then, notwithstanding the foregoing, the Termination Fee shall be payable upon the first Business Day following such stockholders meeting, but only if the stockholders of the Company do not approve and adopt this Agreement and the Merger at such stockholders meeting.

     SECTION 6.13. LETTER OF PARENT'S ACCOUNTANTS. Parent shall cause to be delivered to the Company a letter of KPMG Peat Marwick LLP, independent auditors of the Parent, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants with respect to certain financial statements and other financial information included in the registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

     SECTION 6.14. LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall cause to be delivered to Parent a letter of KPMG Peat Marwick LLP, the independent auditors of the Company, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

     SECTION 6.15. TAX TREATMENT. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. Each party shall provide the other party with such representations as shall be reasonably requested in order to enable the respective counsel of such parties to render the opinions set forth in Sections 7.1(h) and 7.1(i). In the event counsel for either party is unable to render the opinion described in Section 7.1(h) and 7.1(i), respectively, then the parties hereto agree to negotiate in good faith to restructure the Merger in order to permit each such counsel to render such opinion. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation nor Parent nor any of their respective affiliates knowingly and voluntarily shall take any action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368 of the Code.

     SECTION 6.16. ASSUMPTION OF CERTAIN OBLIGATIONS. To the extent necessary, Parent shall, or shall cause the Surviving Corporation to, enter into supplemental indentures or otherwise affirmatively assume in writing the obligations of the Company under the those indentures or other financing agreements as set forth on Schedule 6.16.

     SECTION 6.17. NO ACTION. Except as contemplated by this Agreement, no party hereto will, nor will either such party permit any of its subsidiaries to, take or agree or commit to take any action that is reasonably likely to make any of its representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited) or as of the Effective Time.

     SECTION 6.18. CONDUCT OF BUSINESS OF SUB. Parent shall as promptly as practicable, cause Sub to be duly incorporated and to execute and deliver an addendum to this Agreement making it a party hereto and take all other action necessary to cause Sub to perform its obligations hereunder (including, but not limited to, consummation of the Merger) and to otherwise comply with the terms hereof. Sub shall not conduct any business from the date of this Agreement, other than to consummate the Merger and the transactions contemplated by this Agreement.

     SECTION 6.19. EMPLOYEE BENEFIT PLANS.

               (a) To the extent that a Company Employee (as defined below) participates in pension, benefit and similar plans of Parent or its subsidiaries, Parent shall cause such plan, program or arrangement to treat the prior service with the Company and its affiliates at the Effective Time ("Company Employees") as service rendered to Parent or its affiliate, as the case may be, for purposes of eligibility to participate and vesting.

               (b) Subject to Section 6.19(c), Parent will continue, or cause Sub to continue, the employee benefit plans that the Company has in effect at the Effective Time until such time, no earlier than July 1, 1999, as Parent determines to convert such employee benefit plan to employee benefit plans maintained by Parent.

               (c) Each person employed by the Company and its affiliates prior to the Effective Time who remains an employee of Parent or its affiliates following the Effective Time (each a "Continued Employee") shall be generally entitled, to continue to participate in the employee benefits plans maintained in accordance with Section 6.19(b). Upon the conversion of such benefits plans as contemplated by Section 6.19(b) each Continued Employee (if still then employed by Parent or its affiliates) will be generally entitled to participate in the pension, benefit and similar plans, of Parent and its subsidiaries that are generally available to employees of Parent and its affiliates. All such participation shall be subject to such terms of such plans as may be in effect from time to time.

     SECTION 6.20. EMPLOYMENT CONTRACTS. Since Parent deems the individuals referred to in this Section 6.20 to be important to the continued business and operations of the Surviving Corporation, the Company agrees, at the Parent's request, that prior to the Effective Time (i) the Company shall offer employment contracts, in substantially the form attached hereto as Exhibit B, to those individuals listed on Schedule 6.20(e)(i) pursuant to the salaries, bonuses and other terms opposite such individual's name on Schedule 6.20(e)(i); (ii) the Company shall offer employment contracts, in substantially the form attached hereto as Exhibit C, to those individuals listed on Schedule 6.20(e)(ii) pursuant to the salaries and other terms opposite such individual's name on
Schedule 6.20(e)(ii); (iii) the Company shall offer employment contracts in substantially the form attached hereto as Exhibit D, to the individual listed on
Schedule 6.20(e)(iii) pursuant to the salaries and other terms opposite such individual's name on Schedule 6.20(e)(iii); (iv) the Company shall offer to amend the employment contracts of those individuals listed on Schedule 6.20(e)(iv) to contain a severance provision substantially similar to Sections 7.D, 7.E and 8.D of Exhibit C; and (v) the Company shall offer to enter into an employment contract with Marc J. Turtletaub, in form and substance reasonably satisfactory to the Company and Parent pursuant to which Mr. Turtletaub shall serve as chief executive officer of the Surviving Corporation for a term of three years commencing at the Effective Time and providing for salary and bonus in amounts commensurate with his position as chief executive officer but in no event shall such amounts be less than the corresponding amounts paid to Mr. Turtletaub by the Company for the 1997 calendar year.

     SECTION 6.21. PERFORMANCE BONUS PLAN. The Company Agrees that it will not make any distribution from the Company's 1998 Performance Bonus Plan to any individual referred to in Section 6.20 unless such individual has entered into the employment contract or amendment to employment contract as contemplated by
Section 6.20.

     SECTION 6.22. FINAL TAX RETURNS. Parent shall cause the Surviving Corporation to timely prepare and file all Federal, state and local income tax returns required to be filed by the Surviving Corporation for all tax periods ending on or including the Closing Date, and each of the parties shall fully cooperate with Parent with respect thereto.

     SECTION 6.23. DIVIDEND COORDINATION. The Company's board of directors shall cause its regular quarterly dividend record dates and payment dates for the Company Common Stock to be the same as the Parent's regular quarterly dividend record dates and payment dates for the Parent Stock (beginning in the quarter following the quarter in which this Agreement is executed), and the Company shall not thereafter change its regular dividend payment dates and record dates.

     SECTION 6.24. RESTRICTIONS ON CERTAIN ACTIONS. Between the date on which the Market Price calculation commences and the Effective Time, inclusive, Parent shall not:

                  (i) effect any extraordinary dividend in respect of the Parent Stock or fix a record date therefor or effect any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for such shares of Parent Stock; and

                  (ii) make any material change in accounting methods, principles or practices that is not required by GAAP.

     SECTION 6.25. CERTAIN POLICIES OF THE COMPANY. The Company shall, consistent with generally accepted accounting principles and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform its and the Company subsidiaries' loan, securitization, litigation and other reserve, and real estate valuation policies and practices (including securitization assumptions, loan classifications and levels of reserves) so as to reflect consistently on a mutually satisfactory basis the policies and practices of Parent; PROVIDED, HOWEVER, that the Company shall not be obligated to take any such actions until immediately prior to the Effective Time and PROVIDED, FURTHER, that such adjustment shall in no event result in any representation or warranty by the Company hereunder being inaccurate, in the breach of any of the Company's obligations hereunder or in the failure to satisfy any condition to Parent's obligations hereunder.

                                   ARTICLE VII

                               CLOSING CONDITIONS

     SECTION 7.1. CONDITIONS TO OBLIGATIONS OF PARENT, SUB AND THE COMPANY TO EFFECT THE MERGER. The respective obligations of Parent, Sub and the Company to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

               (a) STOCKHOLDER APPROVAL. The plan of merger contained in this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with applicable law.

               (b) NO ORDER. No Governmental Entity or Federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; PROVIDED, HOWEVER, that the parties shall use their best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

               (c) REGULATORY APPROVALS. All regulatory approvals necessary to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such approval shall contain a condition or requirement that is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect or a material adverse effect on the Surviving Corporation.

               (d) THIRD PARTY CONSENTS. All consents or approvals of third parties (other than the regulatory approvals referred to in the preceding paragraph) required for consummation of the Merger shall have been obtained and shall be in full force and effect, except for any such consents or approvals the absence of which is not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect or a material adverse effect on the Surviving Corporation.

               (e) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

               (f) LISTING. The shares of Parent Stock and New Parent Preferred Stock issuable pursuant to the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance.

               (g) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Parent Stock and New Parent Preferred Stock to be issued in the Merger shall have been received and be in full force and effect.

               (h) OPINION OF PARENT'S COUNSEL. Parent shall have received an opinion of Sullivan & Cromwell, counsel to Parent, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from the Company, Parent and stockholders of the Company.

               (i) OPINION OF THE COMPANY'S COUNSEL. The Company shall have received an opinion of Stroock & Stroock & Lavan LLP, counsel to the Company, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, Stroock & Stroock & Lavan LLP may require and rely upon representations contained in letters from the Company, Parent and stockholders of the Company.

    SECTION 7.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND SUB.
The obligations of Parent and Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company made in this Agreement shall be true and correct in all material respects (but without duplication of any standard of materiality set forth in any such representation or warranty), on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time, except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

               (b) AGREEMENTS AND COVENANTS. The agreements and covenants of the Company required to be performed on or before the Effective Time shall have been performed in all material respects. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

    SECTION 7.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub made in this Agreement shall be true and correct in all material respects (but without duplication of any standard of materiality set forth in any such representation or warranty), on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time, except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

               (b) AGREEMENTS AND COVENANTS. The agreements and covenants of Parent and Sub required to be performed on or before the Effective Time shall have been performed in all material respects. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

               (c) PARENT CERTIFICATE OF DESIGNATIONS. If necessary, Parent shall have filed the Parent Certificate of Designations with the Secretary of State of the State of North Carolina.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the plan of merger contained in this Agreement and the Merger by the stockholders of the Company:

               (a) by mutual written consent of each of Parent and the Company;

               (b) by Parent, if the Company shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by the Company in this Agreement shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, such that as a result of such breach, failure or misrepresentation the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied (a "Company Termination Breach"); PROVIDED, HOWEVER, that if such Company Termination Breach is curable by the Company within 45 days through the exercise of its reasonable efforts and for so long as the Company continues to exercise such reasonable efforts after notice of such breach, Parent may not terminate this Agreement pursuant to this Section 8.1(b).

               (c) by the Company, if Parent or Sub shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by Parent or Sub shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, such that as a result of such breach, failure or misrepresentation the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied (a "Parent Termination Breach"); PROVIDED, HOWEVER, that if such Parent Termination Breach is curable by the Parent or Sub within 45 days through the exercise of its reasonable efforts and for so long as the Parent continues to exercise such reasonable efforts after notice of such breach, Company may not terminate this Agreement pursuant to this Section 8.1(c).

               (d) by either Parent or the Company, if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger (an "Order") shall have become final and nonappealable; PROVIDED, THAT, the party seeking to terminate this Agreement pursuant to this Section 8.1(d) must have used all reasonable efforts to remove such Order;

               (e) by either Parent or the Company, if the plan of merger contained in this Agreement shall fail to receive the requisite vote of the stockholders of the Company at the Stockholders' Meeting or at any adjournment thereof;

               (f) by Parent or Sub, if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in any manner adverse to Parent or Sub its approval or recommendation of the Merger or this Agreement or approved or recommended or announced an intention to approve or recommend any Acquisition Proposal;

               (g) by the Company, upon five (5) business days' notice, in accordance with Section 6.9(b), provided it has complied with the provisions thereof and that it complies with the provisions of Section 6.12(b) related thereto; or

               (h) by either the Company or Parent, if the Merger shall not have been consummated before December 31, 1998 (the "Termination Date"); PROVIDED, HOWEVER, that (i) the right to terminate this Agreement under this Section 8.1(h) shall not be available to the Company if the Company's failure to use its best efforts to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date, and (ii) the right to terminate this Agreement under this
          Section 8.1(h) shall not be available to Parent if Parent's or Sub's failure to use its best efforts to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date.

    SECTION 8.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of Parent, Sub or the Company or any of their respective officers or directors to the other parties hereto and all rights and obligations of any party hereto shall cease except as otherwise provided in Sections 6.12(b) and 9.1; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, or from any obligation under the Confidentiality Agreement; PROVIDED, FURTHER, that if Parent has received the fee contemplated by Section 6.12(b), Parent shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers or directors based upon its or their recommendation or approval of an Acquisition Proposal or the exercise of the right of the Company to terminate this Agreement under
Section 8.1(g) (other than claims based on the Company's failure to act in good faith or based on an alleged knowing or willful breach of this Agreement by the Company or any of its officers, directors, employees, agents or affiliates).

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement (and in any certificate delivered in connection with the Closing) shall be deemed to be conditions to the Merger and shall not survive the Effective Time, except for
Section 6.7 (Indemnification and Insurance) which shall, to the extent contemplated, survive the Effective Time or termination of this Agreement, except for Section 6.2 (Confidentiality), Section 6.12 (Fees and Expenses) and
Section 8.2 (Effect of Termination) and 6.12 (Fees and Expenses), each of which shall, to the extent contemplated therein, survive termination of this Agreement indefinitely.

     SECTION 9.2. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

         (a)      If to Parent:

                  First Union Corporation
                  One First Union Center
                  Charlotte, North Carolina  28288
                  Telecopier: (704) 374-3425
                  Attention: Marion A. Cowell, Jr., Esq.
                                    General Counsel

                  With a copy (which shall not constitute notice) to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Telecopier: (212) 556-3588
                  Attention: Mitchell S. Eitel, Esq.

         (b)      If to the Company:

                  The Money Store Inc.
                  3301 C Street, Suite 100M
                  Sacramento, California 95816
                  Telecopier: (916) 554-8052
                  Attention:  Chief Executive Officer

                  With a copy (which shall not constitute notice) to:

                  Stroock & Stroock & Lavan LLP
                  180 Maiden Lane
                  New York, New York  10038
                  Telecopier:  212-806-6006
                  Attention:  James R. Tanenbaum, Esq.

     SECTION 9.3. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

               (a) "affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

               (b) "beneficial owner" means with respect to any shares of Company Common Stock a Person who shall be deemed to be the beneficial owner of such shares (i) which such Person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such Person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding,
          (iii) which are beneficially owned, directly or indirectly, by any other Person with whom such Person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

               (c) "Blue Sky Laws" shall mean state securities or "blue sky" laws;

               (d) "business day" shall mean any day other than a day on which banks in the State of New York, New Jersey, California or North Carolina are authorized or obligated to be closed;

               (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

               (f) " in the aggregate," when used in or with respect to Article IV, V or VI, includes all events, occurrences and circumstances, whether individually or in aggregate, described in any Section of those Articles and is not limited to any specific Section.

               (g) "ordinary course of business" (or any similar reference) with respect to the Company and its subsidiaries shall include (without limitation) any securitization transactions of the types heretofore entered into by the Company or any of its subsidiaries, any servicing arrangements ancillary to such securitization transactions, any transactions ancillary to such securitization transactions (including hedging and other derivative transactions), any financing activities in respect of any assets included in any such securitization transaction, any accumulations and/or dispositions of such assets and any other activities incidental to such securitization transactions, to the extent that each of the foregoing is conducted in a manner consistent with applicable law, GAAP and the Company's past practices.

               (h) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

               (i) "subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interest in such partnership), or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or by any one or more of its subsidiaries.

     SECTION 9.4. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.5. ENTIRE AGREEMENT. This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 9.6. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.7. NO THIRD PARTY BENEFICIARIES. Except as otherwise provided in
Section 6.7 hereof, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without giving effect to applicable principles of conflicts of law.

     SECTION 9.9. DISCLOSURE SCHEDULES. The disclosures made on any disclosure schedule, including the Company Disclosure Schedule and the Parent Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the information included in such disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

     SECTION 9.10. COUNTERPARTS. This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

                                    FIRST UNION CORPORATION

                                    By: /S/ KENNETH R. STANELIFF
                                    Name:____________________
                                    Title:_____________________


                                    FIRST UNION NATIONAL BANK

                                    By: /S/ KENNETH R. STANELIFF
                                    Name:____________________
                                    Title:_____________________


                                    THE MONEY STORE INC.

                                    By: /S/ MARC TURTLETAUB
                                    Name:____________________
                                    Title:_____________________

                                                                       EXHIBIT A
                           FORM OF AFFILIATE'S LETTER



                                                         _________________, 1998
First Union Corporation
One First Union Center
Charlotte, North Carolina 28288


Gentlemen:

     Pursuant to the terms of the Agreement and Plan of Merger, dated as of _____ (the "Plan"), by and among _____ (the "Company") and First Union Corporation ("Parent"), the Company plans to merge with _____ (the "Merger") a wholly owned, indirect subsidiary of Parent ("Sub"). As a result of the Merger, the undersigned may receive shares of common stock, par value $3.33 1/3 per share ("Parent Stock"), of Parent in exchange for shares of common stock, no par value, or $1.72 Mandatory Convertible Preferred Stock, no par value (collectively, "Company Stock").

     The undersigned hereby represents, warrants and covenants with and to Parent that in the event the undersigned receives any Parent Stock as a result of the Merger:

          (A) The undersigned will not sell, transfer or otherwise dispose of such Parent Stock unless (i) such sale, transfer or other dispositlon has been registered under the Securities Act of 1933, as amended (the "Act"),
     (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Act (as such rule may be hereafter from time to time be amended), or (iii) in the opinion of counsel in form and substance satisfactory to Parent, or under a "no action" letter obtained by the undersigned from the staff of the Securities and Exchange Commission (the "SEC"), such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Act.

          (B) The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Stock by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          (C) The undersigned also understands that stop transfer instructions will be given to Parent's transfer agent with respect to the shares of Parent Stock issued to the undersigned as a result of the Merger and that there will be placed on the certificates for such shares, or any substitution therefor, a legend stating in substance:

          "The shares represented by this certificate were issued in a transaction to which Rule 145(d) under the Securities act of 1933 applied. The shares represented by this certificate may only be transferred in accordance with the terms of a letter agreement between the registered holder hereof and the issuer, a copy of which agreement is on file at the principal offices of the issuer."

          (D) The undersigned also understands that, unless the transfer by the undersigned of the Parent Stock issued to the undersigned as a result of the Merger have been registered under the Act or a sale made in conformity with the provisions of Rule 145(d) under the Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates issued to any transferee of such Parent Stock from the undersigned:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered sold pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

          It is understood and agreed that the legends set forth in paragraphs
     (C) and (D) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance satisfactory to Parent, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to Parent that the Parent Stock represented by such certificates is being or has been sold in a transaction made in conformity with the provisions of Rule 145(d).

          (E) The undersigned further represents, warrants and covenants with and to Parent that the undersigned will, and will cause each of the other parties whose shares are deemed to be beneficially owned by the undersigned pursuant to paragraph (F) below to, have all shares of Company Stock owned by the undersigned or such parties registered in the name of the undersigned or such parties, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker-dealer, nominee or clearing house.

          (F) The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Company and Parent that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

          (G) The undersigned has carefully read this letter and discussed its requirements and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the capital stock of company or Parent, to the extent the undersigned felt necessary, with the undersigned's counsel or counsel for Company.


                                   Very truly yours,

                                   ________________________
                                   Name:


                                   [add below the signature of all registered owners of shares deemed beneficially owned by the affiliate]

                                   ___________________________
                                   Name:

                                   ___________________________
                                   Name:

                                   ___________________________
                                   Name:


Acknowledged this day of __________, 199_

FIRST UNION CORPORATION


   By: _______________________
       Name:
       Title:

                                                                EXHIBIT B

                     FORM OF EXECUTIVE EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT, made and entered into as of this ___ day of March, 1998, by and between PREMIER CORPORATION, a New Jersey corporation having its principal place of business at [Address] (the "Corporation"), and ____________________, an individual having an address at _______________________
(the "Executive").


                              W I T N E S S E T H :


     WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of March __, 1998 (as it may be amended, supplemented or extended from time to time, the "Merger Agreement"), among [Red], a North Carolina corporation (the "Acquiror"), [Red Bank], a corporation organized under the laws of the United States, and the Corporation, Acquiror will acquire the Corporation by means of a merger or other business combination (the "Merger"); and

     WHEREAS, the Acquiror and the Corporation desire that the Executive, who has previously served the Corporation as its ___________, continue his employment with the Corporation for a period commencing on the date the Merger becomes effective (the "Effective Date") and the Executive is agreeable to accepting such continued employment, in each case subject to the terms of this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

     1. Subject to the consummation of the Merger and the other terms and conditions of this Agreement, the Corporation hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to accept employment as ____________________ of the Corporation. The Executive's employment by the Corporation pursuant to the terms of this Agreement shall commence as of the Effective Date (from time to time also referred to herein as the "Commencement Date") and shall continue in full force and effect until the earlier to occur of the third anniversary of the Commencement Date (the "Termination Date") or the date on which the Executive is terminated or resigns from the Corporation pursuant to Section 4, 5 or 6 hereof; provided, that if the Corporation has given ninety (90) days' notice to the Executive before the Termination Date (or any previously extended Termination Date) that the Corporation wishes to extend this Agreement, then the term of the Agreement shall be extended for one year and the last day of the extended period shall be the new Termination Date hereunder. The term of this Agreement shall equal the period of time from the Commencement Date to the last Termination Date.

     2. (a) During the period of employment hereunder, the Executive, except as hereinafter provided, shall devote his full business time and efforts to the business and affairs of the Corporation, use his best efforts to promote the business of the Corporation, hold the offices in the Corporation or any subsidiary or affiliate thereof to which from time to time he may be elected or appointed (provided, however, that Executive shall not be entitled to additional compensation for serving as a Director of the Corporation or any subsidiary or affiliate thereof if so elected), and perform such duties as shall be assigned to him by the Board of Directors of the Corporation or any other executive of the Corporation or its affiliates to whom Executive reports. The Executive shall be reimbursed for all reasonable travel and other business expenses incidental to the performance of services hereunder in accordance with the usual practices of the Corporation. The Executive shall be entitled to vacations in accordance with the Corporation's existing vacation policy, and the Corporation shall provide the Executive with perquisites in accordance with Acquiror's policies and practices. The Corporation agrees that, to the extent not inconsistent with the foregoing, the Executive may devote such time and attention as is reasonably necessary to his personal and financial affairs.

     (b) During the term of this Agreement, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, and (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Corporation in accordance with this Agreement and are consistent with the Corporation's policies. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the date of the Merger Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to such date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Corporation.

     3. The Corporation shall compensate the Executive for the services to be rendered by him hereunder, including all services to be rendered as an officer or director of the Corporation, by paying the Executive a base salary at the rate of $__________ per annum. Such salary shall be payable in accordance with the usual salary payment practices of the Corporation or as otherwise determined by the Corporation. In addition to the Executive's salary as described above, for each calendar year which ends during the term of this Agreement and prior to the termination of the Executive's employment with the Corporation, the Executive shall have the right to participate in the Executive Bonus Plan of the Corporation or in any successor thereto (as it may be amended, supplemented or replaced from time to time, the "Bonus Plan"). Furthermore, the Executive shall be entitled to such raises in his base salary and to such additional bonuses as may be determined from time to time in the discretion of the Board of Directors. Notwithstanding the foregoing, for each calendar year which ends during the term of this Agreement and prior to the termination of the Executive's employment with the Corporation, the Executive shall be entitled to payment of the difference, if any, between (i) $________ and (ii) the sum of the bonus payable to him with respect to such year pursuant to the Bonus Plan and any additional bonus awarded for such year, such difference (if any) to be paid to the Executive in cash no later than the end of the fifth month following the end of such year.

     4. This Agreement may be terminated by the Corporation at any time for Cause (as defined below), such termination to be effective on the date on which written notice is given, or as of such later date as is otherwise specified in the notice. If this Agreement is terminated for Cause, the Executive shall be entitled only to any compensation payable to the Executive pursuant to Section 3 hereof up until the time of such termination. For purposes of this Agreement, the term "Cause" shall mean only that the Executive (i) has been grossly negligent in the performance of his duties hereunder, (ii) has willfully disregarded his duties hereunder, (iii) has been convicted of a criminal offense (other than minor infractions such as traffic violations or similar offenses) or
(iv) has committed a material violation of any of the restrictions or prohibitions set forth in Section 7 or 8 of this Agreement.

     5. (a) If the Executive's employment is terminated (i) by the Corporation without Cause, (ii) by reason of death or (iii) on account of the Executive having become "Disabled", the period of employment hereunder shall terminate on the date of such termination and the Executive (or his estate with regard to Subsections (1), (2), (3), (4) and (6)) shall be entitled to the following:

                           (1) base salary earned but not paid prior to the date of the termination of his employment;

                            (2)     all bonuses with respect to any
                                    calendar year prior to the calendar
                                    year of the termination of the
                                    Executive's employment which have
                                    been earned but not paid;

                            (3)     an amount equal to the greater of
                                    (i) the aggregate base salary with
                                    respect to a period equal to the
                                    remainder of the term of this
                                    Agreement which would have applied
                                    in the absence of any termination
                                    pursuant to Section 4 or 6, or this
                                    Section 5, or (ii) one year's base
                                    salary (based in either case on the
                                    base salary in effect on the date of
                                    termination of this Agreement) (the
                                    "Salary Continuation Period") which
                                    amount shall be payable in a lump
                                    sum without discount;

                            (4)     a bonus (at an annual rate equal to
                                    the entire amount of all bonuses
                                    paid or payable (excluding any bonus
                                    paid or payable under the
                                    Corporation's Performance Bonus
                                    Plan) to the Executive with respect
                                    to the calendar year which ends on
                                    or prior to the date of termination
                                    of the Executive's employment,
                                    including any minimum bonus
                                    payable pursuant to the last
                                    sentence of Section 3) for each year
                                    or fraction of a year remaining in
                                    the Salary Continuation Period, but
                                    taking into account any bonus
                                    previously paid with respect to such
                                    year or fraction thereof, which
                                    amount shall be payable in a lump
                                    sum without discount;

                            (5)     continued accrual of service credit
                                    through the end of the Salary
                                    Continuation Period for the purpose
                                    of the Corporation's Supplemental
                                    Executive Retirement Plan if the
                                    Executive is a participant in such
                                    Plan;

                            (6)     any amounts earned, accrued or owing
                                    to the Executive but not yet paid
                                    under Section 2 above;

                            (7)     for the Salary Continuation Period,
                                    life, disability, accident and group
                                    health insurance benefits
                                    substantially similar to those which
                                    the Executive was receiving
                                    immediately prior to the
                                    termination; provided, however, that
                                    benefits otherwise receivable by the
                                    Executive pursuant to this Section
                                    5(a)(7) shall be reduced to the
                                    extent comparable benefits are
                                    actually received by the Executive
                                    during the Salary Continuation
                                    Period, and Executive shall report
                                    to the Corporation any such benefits
                                    actually received by the Executive;
                                    and

                            (8)     other or additional benefits in
                                    accordance with applicable plans,
                                    programs and/or arrangements of the
                                    Corporation;


provided further, that, in all cases and without limiting any other remedies the Corporation may have, the Corporation shall have no further obligation to make any payments or provide any benefits under this Section 5(a) on and after any material violation by Executive of Section 7 or 8 (without regard to whether such payment or benefit shall have been accrued or owed prior to the date of such violation). The payments due under Subsections (1), (2), (3), (4), and (6) shall be paid to the Executive (or his estate, if applicable) within thirty (30) days of the date of a termination of employment described in this Section 5(a) or the date of death or the Executive having become Disabled, as the case may be.

For purposes of this Agreement, the term "Disabled" shall mean that the Executive has suffered a physical or mental disability such that he no longer is able to substantially perform, for a period of at least 90 consecutive days, or 180 days in any one-year period, the business functions he was performing immediately prior to such disability.

     (b) The Executive may terminate his employment hereunder for Good Reason (as defined below), but only if:

                             (1)    the Executive notifies the
                                    Corporation in writing during the
                                    45-day period following the date of
                                    the first occurrence of an event
                                    which constitutes Good Reason of his
                                    intention to terminate his
                                    employment for Good Reason;

                            (2)     the Corporation fails to correct or
                                    cure the event which constitutes
                                    Good Reason within 45 days of
                                    receipt of the Executive's written notice
                                    (the "Correction Period"); and

                             (3)     the Executive terminates his
                                     employment for Good Reason during
                                     the 270-day period following the
                                     expiration of the Correction Period.

Upon a termination by the Executive of his employment for Good Reason, the Executive shall be entitled to the same payments and benefits as provided in
Section 5(a) above; provided, however, that if the Executive terminates his employment for Good Reason based on a reduction in base salary or bonus under
Section 3 above, then the base salary or bonus, as the case may be, to be used in determining the payments to the Executive in accordance with Sections 5(a)(1), 5(a)(2), 5(a)(3) and 5(a)(4) above shall be the base salary or bonus, respectively, in effect immediately prior to such reduction. For purposes of this Agreement, the term "Good Reason" shall mean the occurrence of any of the following events:

                              (1)    a reduction in the Executive's base
                                     salary;

                             (2)     a material reduction in the
                                     Executive's position, duties or
                                     responsibilities with respect to his
                                     employment by the Corporation under
                                     this Agreement without the
                                     Executive's prior written consent;

                             (3)     a reduction in the Executive's
                                     annual bonus amount (excluding any
                                     bonus paid or payable under the
                                     Corporation's Performance Bonus
                                     Plan), other than a reduction in
                                     annual bonus from the prior year
                                     (but not below the minimum bonus
                                     amount set forth in Section 3) which
                                     is solely attributable to lower
                                     earnings of the Corporation and its
                                     affiliates and which reduces bonuses
                                     of similarly situated employees generally;

                             (4)     an actual change in the Executive's
                                      place of employment which is not
                                      within a 35-mile radius of his place
                                      of employment immediately before such
                                      change, without the  Executive's prior
                                      written consent; or

                              (5)     any breach of this Agreement by the
                                      Corporation, unless such breach is
                                      immaterial.

     6. The Executive may resign from his duties hereunder for any reason, including retirement, by giving 180 days prior written notice to the Corporation. Upon any such resignation, the Executive shall be entitled only to any compensation payable to the Executive pursuant to Section 3 up until the effective date of such resignation.

     7. Except as approved in writing by the Board of Directors of the Corporation, during the term of the Executive's actual employment hereunder and
(i) for a further period of one year thereafter, or (ii) for a further period of two years thereafter if, prior to the third anniversary of the Commencement Date, the Executive resigns other than for Good Reason or is terminated by the Corporation for Cause, the Executive shall not:

     (a) Engage in or carry on, directly or indirectly, either for himself or as a member, stockholder, investor, lender, officer, director, employee or agent of, or consultant or advisor to, any person, partnership, corporation, joint venture or enterprise (other than the Corporation), or in any capacity on behalf of any trust or other organization or entity, any business in competition with (as defined below) any business then carried on by the Corporation as long as any like business is carried on by the Corporation or by any person, corporation, partnership, trust or other organization or entity deriving title to the good will of such business, directly or indirectly, from the Corporation; provided, however, that nothing herein contained shall prevent the Executive from purchasing securities of any publicly owned company, the securities of which are listed on a national securities exchange or registered pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), but the total holding of any such security so listed or registered shall be limited to 1% of the amount of any such security outstanding. For the purposes of this
Section 7(a), the term "any business in competition with" shall mean any business engaged principally or in part in the business of the Corporation as described in its Registration Statement on Form S-1 (Registration No. 33-41172) relating to the registration of shares of common stock of the Corporation (the "Registration Statement") and in any other filing hereafter made by the Corporation with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Exchange Act ("Subsequent Filings"); or

     (b) Solicit, raid, entice, induce or attempt to persuade, directly or indirectly, any person that presently is or at any time during the term of employment hereunder shall be (or, in the case of termination, is at the time of termination) an employee of the Corporation to become employed by any person, firm, partnership, corporation or other enterprise or entity, and the Executive shall not approach any such employee for such purpose or authorize the taking of such actions by any other person, firm, partnership, corporation or other enterprise or entity.

     8. The Executive agrees that, during the term, or at any time after the termination of this Agreement, the Executive shall not divulge, furnish or make accessible to any person, corporation, partnership, trust or other organization or entity, any information, trade secrets, technical data or know-how relating to the business, business practices, methods, attorney-client communications, pending or contemplated acquisitions or other transactions, products, processes, equipment or any confidential or secret aspect of the business of the Corporation or its affiliates without the prior written consent of the Corporation, unless such information shall have become public knowledge or shall have become known generally to competitors of the Corporation through sources other than the Executive.

     9. The following provisions shall apply to the covenants contained in Sections 7 and 8 hereof:

     (a) The covenants contained in Section 7 shall apply within the territories in which the Corporation is actively engaged in the conduct of business during the term of employment hereunder including, without limitation, the territories in which customers are then being solicited.

     (b) Without limiting the right of the Corporation to pursue all other legal and equitable remedies, including recovery of damages, available for violation by the Executive of the covenants contained in Sections 7 and 8 hereof, the Corporation will be entitled to specific performance of its rights under such Sections. The Executive agrees that monetary damages would not be adequate compensation for any loss incurred by the Corporation by reason of a breach by him of the provisions of Sections 7 and 8 hereof, and that the Corporation would sustain irreparable harm and, therefore, further agrees that the Corporation shall be entitled to injunctive relief to prevent any such breach or any continuing breach thereof.

     (c) Each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in Sections 7 and 8 hereof, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     10. The Executive shall be entitled to participate in the life insurance, major medical group plan and pension or retirement plan of the Corporation, and in any other plan that the Corporation has or may establish and maintain for the benefit of the senior executive employees of the Corporation, in each case subject to and in accordance with the terms thereof. The Executive shall be entitled to participate in any stock option, stock incentive, phantom stock or similar equity based plan or arrangement which the Acquiror has or may establish for the benefit of the senior executives of the Acquiror, subject to and in accordance with the terms thereof and Acquiror's policies and practices.

     11. The Executive agrees that the Corporation may procure insurance on the life of the Executive, in such amounts as the Corporation may in its discretion determine, and with the Corporation named as the beneficiary under the policies. The Executive agrees that upon request from the Corporation he will submit to a physical examination and will execute such applications and other documents as may be required for the procurement of such insurance.

     12. The provisions of this Agreement shall survive the conclusion of the period of employment hereunder.

     13. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all proposals, commitments, writings, negotiations, discussions, agreements and understandings, oral or written, of every kind and nature between them concerning the subject matter hereof, including any prior employment agreement between (a) the Executive and (b) the Corporation or its affiliates (which agreements will terminate and be of no further force and effect on the Commencement Date). This Agreement may not be amended or otherwise modified except in a writing signed by both parties hereto. No discharge of the terms hereof shall be deemed valid unless by full performance by the parties or by a writing signed by the parties. A waiver by any party of any breach or violation of any part of this Agreement shall not be deemed or construed as a waiver of any other breach or violation hereof.

     14. All notices, requests, demands and other communications provided for by this Agreement shall be in writing (including telecopier or similar writing) and shall be deemed to have been given at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, or sent by Federal Express or other similar overnight courier service, addressed to the address of the parties stated above or to such changed address as such party may have fixed by notice or, if given by telecopier, when such telecopy is transmitted and the appropriate answerback is received.

     15. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Corporation's assets and business or with or into which the Corporation may be consolidated or merged, and the Executive, his heirs, executors, administrators and legal representatives, provided that the obligations of the Executive hereunder may not be delegated.

     16. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey governing contracts to be made and performed therein without giving effect to principles of conflicts of law, and, with respect to any dispute arising out of this Agreement, each party hereby consents to the exclusive jurisdiction of the courts sitting in such State.

     17. In the event that any action or dispute is brought by the Executive to contest whether or not a termination of employment by the Corporation was for Cause, the Executive shall be entitled to recover his reasonable legal expenses with respect thereto from the Corporation, unless the Corporation is the prevailing party in any such action or dispute as determined by a final and nonappealable decision or order. Except as provided in the preceding sentence, the parties shall bear their own legal expenses and costs incurred in any action or dispute concerning their rights under this Agreement.

     18. Should any part, term, condition or provision hereof or the application thereof be declared illegal, invalid or otherwise unenforceable or in conflict with any other law by a court of competent jurisdiction, the validity of the remaining parts, terms, conditions or provisions of this Agreement shall not be affected thereby, and the illegal, invalid or unenforceable portions of this Agreement shall be and hereby are redrafted to conform with applicable law, while leaving the remaining portion of this Agreement intact, except to the extent necessary to conform to the redrafted portions hereof.

     19. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     20. The Executive agrees that the amounts payable under Sections 4, 5, or 6 (as the case may be) by the Corporation upon termination of the Executive's employment hereunder are in lieu of any other claims the Executive may have with regard to his separation of employment and will be the Executive's sole and exclusive remedy for or associated with a separation of employment. Notwithstanding the foregoing, the Corporation acknowledges that the Executive's rights under any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), but excluding any severance plan or policy, or under any stock option, stock incentive or similar plan, sponsored or maintained by the Corporation or any affiliate, to any benefits or payments of any kind upon or following his termination of employment for any reason shall not be reduced or diminished by any provision of this Agreement, including but not limited to this Section 20.

     21. The Executive acknowledges that Acquiror may, from time to time, make available benefit plans or arrangements to employees of the Corporation, and, notwithstanding any other provision of this Agreement, such Acquiror plans or arrangements may replace plans or arrangements previously provided by the Corporation and, to such extent, shall be substituted (for all purposes) for any plan or arrangement of the Corporation referred to in this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

                                            PREMIER CORPORATION

                                            By:_____________________________

                                               _____________________________
                                               [NAME OF EXECUTIVE]

                                                             EXHIBIT C


                      FORM OF GENERAL EMPLOYMENT AGREEMENT

This Agreement is made and entered into by and between __________ (hereinafter referred to as "Employee") and PREMIER CORPORATION (sometimes hereinafter referred to as "TMS" or "the Company") for itself and its subsidiaries.

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of March __, 1998 (as it may be amended, supplemented or extended from time to time, the "Merger Agreement"), among [Red], a North Carolina corporation (the "Acquiror"), [Red Bank], a corporation organized under the laws of the United States, and the Company, Acquiror will acquire the Company by means of a merger or other business combination (the "Merger"); and

WHEREAS, the Acquiror and the Company desire that the Employee, who has previously served the Company, continue his employment with the Company for a period commencing on the date the Merger becomes effective (the "Effective Date") and the Employee is agreeable to accepting such continued employment, in each case subject to the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. Subject to the consummation of the Merger, TMS hereby agrees to continue to employ Employee and Employee hereby agrees to continue to provide services to TMS upon the terms and conditions hereinafter set forth.

2. No modification or change of Employee's position, responsibilities, duties, compensation, benefits and/or job description shall otherwise modify, change or revoke any provision of this Employment Agreement.

3. TERM. Subject to the provisions for termination contained in paragraph 7 below, the term of this Agreement shall commence on the Effective Date and shall expire on the _____ anniversary thereof, provided, however, that if TMS has given ninety (90) days' notice to Employee before such date (or any later anniversary date to which this Agreement was previously extended pursuant to this paragraph 3) that TMS wishes to extend this Agreement, then the term of this Agreement shall be extended for one additional year. During the term of this Agreement, Employee shall be employed by TMS and Employee shall devote his/her entire time, attention and energies to the business of TMS, and he/she shall not, during the term of his/her employment, be employed by any firm other than TMS.

4.       COMPENSATION.
          A.      TMS shall pay to Employee the annual salary of not
                  less than __________ dollars ($              ).

         B. Nothing in this Agreement shall limit or affect Employee's eligibility to participate in TMS' merit review process, Executive/Supplemental Bonus Plan (or any successor thereto, as the same may be amended, supplemented or replaced from time to time) or stock option programs (if any).

5. BENEFITS. Employee shall be eligible for any and all benefits or plans which TMS provides for substantially all other similarly situated employees of TMS, including, but not limited to, vacation, holidays, sick leave, health plan, EAP and 401(k) Plans.

6. RULES AND REGULATIONS. Employee agrees at all times during the term of this Agreement to strictly adhere to and obey all of TMS' rules, policies and regulations now in effect or as subsequently modified or hereafter adopted governing the conduct of employees of TMS. Employee agrees that to the best of his/her ability and experience, all of the duties and obligations either expressly or implicitly required by the terms of this Agreement will be performed at all times loyally and conscientiously.

7. TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated before the date on which it would otherwise expire pursuant to paragraph 3 above upon any of the following:

         A. By TMS at any time, without notice, for Cause. For purposes of this Agreement, the term "Cause" shall mean only that the Employee has committed a material act of dishonesty, is guilty of gross carelessness or misconduct, has unjustifiably neglected his/her duties under this Agreement, has acted in any way that has a direct, substantial and adverse effect on TMS' business or reputation or has committed a material violation of paragraph 11 or 13. Upon such termination, no further compensation shall be due, owing or paid by TMS to Employee except for those wages and other benefits, if any, that are due and owing to Employee at the conclusion of the last day of Employee's employment.

         B. Automatically if Employee dies. Upon Employee's death, no further compensation shall be due, owing or paid by TMS to Employee or his/her estate, except for those wages and other benefits, including executive bonus, if any, which are due and owing to Employee at the conclusion of the last day of Employee's employment. Upon Employee's death, the beneficiaries named under the life insurance policy maintained by TMS shall receive the proceeds of the policy as set forth therein.

         C. By TMS if Employee is unable, due to mental or physical illness or injury lasting more than six (6) months, to perform the essential functions of Employee's duties.

         D. By TMS for any reason other than pursuant to subparagraph A, B or C above, in which case Employee shall be entitled to the severance pay provided in subparagraph D of paragraph 8 below.

         E. By Employee for Good Reason (as defined below), in which case Employee shall be entitled to the severance pay provided in subparagraph D of paragraph 8 below, but only if:

                  (1) Employee notifies TMS in writing during the 60-day period following the date of the first occurrence of an event which constitutes Good Reason of his/her intention to terminate his/her employment for Good Reason; (2) TMS fails to correct or cure the event which constitutes Good Reason within 30 days of receipt of Employee's written notice (the "Correction Period"); and (3) Employee terminates his/her employment for Good Reason during the 60-day period following the expiration of the Correction Period.

                  For purposes of this Agreement, the term "Good Reason" shall mean the occurrence of either (1) a reduction in Employee's base salary, or (2) an actual change in Employee's place of employment which is not within a 35-mile radius of Employee's place of employment immediately before such change without Employee's prior written consent.

8.       SEVERANCE PAY.
         A. If TMS terminates this Agreement for Cause, Employee shall not be entitled to severance pay pursuant to company policy or any other severance pay or provision of TMS.

         B. If this Agreement terminates automatically due to Employee's death, Employee's family representatives, estate, successors and assigns shall not be entitled to severance pay pursuant to company policy or any other severance pay or provision of TMS.

         C. If TMS terminates this Agreement due to Employee's being on a disability lasting more than six (6) months, Employee shall not be entitled to severance pay pursuant to company policy or any other severance pay or provision of TMS.

         D. If this Agreement is terminated by TMS pursuant to subparagraph D of paragraph 7 above or by Employee pursuant to subparagraph E of paragraph 7 above, TMS shall pay Employee, within thirty days of the date of termination, as severance, in lieu of any severance pay pursuant to company policy or any other severance pay or provision of TMS, an amount equal to the greater of (1) the aggregate base salary with respect to a period equal to the remainder of the term of this Agreement which would have applied in the absence of any termination of this Agreement pursuant to subparagraph D or E of paragraph 7 above, or (2) one year's base salary (based in either case on the base salary in effect on the date of the termination of this Agreement), which amount shall be payable in either case in a lump sum without discount; provided, however, that if Employee terminates this Agreement for Good Reason based on a reduction in base salary, then the base salary to be used for purposes of determining the amount of severance hereunder shall be the base salary in effect immediately prior to such reduction.

         E. If Employee shall terminate employment with TMS without Good Reason, Employee shall not be entitled to severance pay pursuant to company policy or any other severance pay or provision of TMS and no further compensation shall be due, owing or paid by TMS to Employee except for those wages and other benefits, if any, that are due and owing to Employee at the conclusion of the last day of Employee's employment.

9. CONTINUED EMPLOYMENT. Should TMS elect not to renew this Agreement and Employee continues as an employee of TMS, Employee's employment status with TMS shall revert to an at-will employment relationship.

10. ARBITRATION. Employee and TMS mutually consent to the resolution by arbitration of all claims or causes of action (collectively "claims"), arising out of this Agreement, the termination of Employee's employment or any claim of discrimination or unlawful harassment of any type that TMS may have against Employee or that Employee may have against TMS or against its officers, directors, employees, or agents in their capacity or otherwise. The details of the scope of this paragraph and the rules and procedures of the arbitration are contained in the Mutual Agreement to Arbitrate Claims which is attached hereto and incorporated herein by reference.

11. SERVICES TO OTHERS. While Employee is rendering services to TMS, Employee agrees that he/she will not directly or indirectly render any services to any other person, company, corporation or organization, or engage in, or participate in a business, commercial or professional in nature, that is in competition with TMS, whether for compensation or otherwise, except that Employee may invest his/her personal funds in stock or other securities of such a company not to exceed two percent (2%) of the total outstanding shares of such a company listed on a recognized stock exchange or in the over the counter market.

12. ACKNOWLEDGMENTS. Employee acknowledges and agrees that TMS is engaged in the business of mortgage lending, consumer finance, and the commercial lending business. Employee acknowledges and agrees that: (1) TMS operates in a specialized area; (2) the identity of TMS' customers and/or prospective customers, contacts and the particular needs of TMS' customers are not generally known in the industry; (3) TMS has a proprietary interest in the identity of its customers, its customers' or prospective customers' contact persons, and its customer lists; (4) documents and information regarding TMS's methods of sales, pricing, costs, marketing, customer contacts and/or prospective customer contacts, and the specialized requirements of TMS customers are highly confidential and constitute trade secrets; (5) TMS has spent and/or will spend a substantial amount of money in the training and development of Employee; and (6) Employee, in performing services as required pursuant to the terms of this Agreement, shall have frequent contact with customer or prospective customer contacts identified and developed by TMS in the sales/marketing territory assigned to Employee and shall become aware of their specialized requirements.

13. TRADE SECRETS AND CONFIDENTIAL INFORMATION. Employee will, in the course of Employee's duties on behalf of TMS, be advised of certain business matters and affairs of TMS regarding its clients and the management of its business. The duties performed by Employee for TMS place Employee in a position of trust and confidence with respect to certain trade secrets and other proprietary information relating to the business of TMS and not generally known to the public. These trade secrets include, but are not limited to, TMS's price lists, advertising and promotional ideas and strategies, customer lists, and formulas, patterns, devices, processes, compilations of information, records and specifications which are owned by TMS and which are regularly used in the operation of TMS (collectively and including the identities, needs, documents, information and requirements referred to in Section 12, "confidential information"). Employee will not, either during the term of Employee's employment or any time in the future, directly or indirectly:

         A. disclose or furnish, directly or indirectly, to any other person, firm, agency, corporation, client, business, or enterprise, any confidential information acquired by Employee during the term of this Agreement;

         B. individually or in conjunction with any other person, firm, agency, company, client, business, or corporation, employ or cause to be employed any confidential information in any manner whatsoever, except in furtherance of the business of TMS;

         C. without the written consent of TMS, publish, deliver, or commit to being published or delivered, any copies, abstracts, or summaries of any files, records, documents, drawings, specifications, lists, equipment and similar items relating to the business of TMS, whether prepared by Employee or otherwise coming into Employee's possession, except to the extent required in the ordinary course of TMS's business;

         D. attempt to encourage, induce, or otherwise solicit, directly or indirectly, any other employee of TMS to breach an employment agreement with TMS or to otherwise interfere with the advantageous business relationship of TMS with its employees.

All files, records, documents, drawings, specifications, lists, equipment, and similar items relating to the business of TMS, whether prepared by Employee or otherwise coming into Employee's possession shall remain the exclusive property of TMS and shall not be removed from the premises of TMS under any circumstances whatsoever without the prior written consent of an officer of TMS.

Upon termination of Employee's employment, Employee agrees to immediately return to TMS all property of TMS in as good condition as when received by Employee (normal wear and tear excepted) including, but not limited to, all files, records, documents, drawings, specifications, lists, equipment and supplies, promotional materials, and similar items relating to the business of TMS.

14. NOTICE. All notices, requests, demands and other communications provided for by this Agreement shall be in writing (including telecopier or similar writing) and shall be deemed to have been given at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, or sent by Federal Express or other similar overnight courier service, addressed to the last known address of the other party or to such changed address as such party may have fixed by notice or, if given by telecopier, when such telecopy is transmitted and the appropriate answerback is received.

15. PARTIAL INVALIDITY. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.

16. WAIVER. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision or any other provision, and waiver of breach of any provision of this Agreement shall not be deemed to be a waiver of any other provision or of any subsequent breach of such provision.

17. REVISION; SUCCESSORS. This Agreement shall be revised only by a writing signed by both parties. This Agreement shall inure to the benefit of and be binding upon TMS, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of TMS's assets and business or with or into which TMS may be consolidated or merged, and the Employee, his heirs, executors, administrators and legal representatives, provided that the obligations of the Employee hereunder may not be delegated.

18. HEADINGS. The titles and headings of the various paragraphs of this Agreement are intended solely for convenience of reference and are not intended to explain, modify or place any interpretation upon any of the provisions of this Agreement.

19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey governing contracts to be made and performed therein without giving effect to principles of conflicts of law.

20. EXCLUSIVE REMEDY. The Employee agrees that the amounts payable under Sections 7 and/or 8 (as the case may be) by TMS upon termination of the Employee's employment hereunder are in lieu of any other claims the Employee may have with regard to the separation of employment and will be the Employee's sole and exclusive remedy for or associated with a separation of employment. Notwithstanding the foregoing, TMS acknowledges that the Employee's rights under any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), but excluding any severance plan or policy or any stock option, stock incentive or similar plan sponsored or maintained by TMS or any affiliate to any benefits or payments of any kind upon or following his termination of employment for any reason shall not be reduced or diminished by any provision of this Agreement, including but not limited to this paragraph 20.

21. ACQUIROR BENEFIT PLANS. Employee acknowledges that Acquiror may make available, from time to time, benefit plans or arrangements to employees of TMS, and notwithstanding any other provision of this Agreement, such Acquiror plans or arrangements may replace plans or arrangements previously provided by TMS and, to such extent, shall be substituted (for all purposes) for any plan or arrangement of TMS referred to in this Agreement.

NOTICE: THIS AGREEMENT CONTAINS A WAIVER OF YOUR RIGHT TO A TRIAL BY COURT OR JURY IN A DISPUTED TERMINATION AND/OR FOR CLAIMS FOR UNLAWFUL HARASSMENT OR DISCRIMINATION ALLEGEDLY OCCURRING DURING THE COURSE OF EMPLOYMENT, AS WELL AS FOR CLAIMS OF BREACH OF THIS AGREEMENT.


DATED:  ___________________                __________________________________
                                              EMPLOYEE


DATED:  ___________________                __________________________________
                                              PREMIER CORPORATION

                                                                EXHIBIT D

                      FORM OF SPECIAL EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT, made and entered into as of this ___ day of March, 1998, by and between PREMIER CORPORATION, a New Jersey corporation having its principal place of business at [Address] (the "Corporation"), and ____________________, an individual having an address at _______________________
(the "Executive").


                              W I T N E S S E T H :

          WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of March __, 1998 (as it may be amended, supplemented or extended from time to time, the "Merger Agreement"), among [Red], a North Carolina corporation (the "Acquiror"), [Red Bank], a corporation organized under the laws of the United States, and the Corporation, Acquiror will acquire the Corporation by means of a merger or other business combination (the "Merger"); and

          WHEREAS, the Acquiror and the Corporation desire that the Executive, who has previously served the Corporation as its ___________, continue his employment with the Corporation for a period commencing on the date the Merger becomes effective (the "Effective Date") and the Executive is agreeable to accepting such continued employment, in each case subject to the terms of this Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

          1. Subject to the consummation of the Merger and the other terms and conditions of this Agreement, the Corporation hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to accept employment as ____________________ of the Corporation. The Executive's employment by the Corporation pursuant to the terms of this Agreement shall commence as of January 1, 1998 (from time to time also referred to herein as the "Commencement Date") and shall continue in full force and effect until the earlier to occur December 31, 2000 (the "Termination Date") or the date on which the Executive is terminated or resigns from the Corporation pursuant to Section 4, 5 or 6 hereof; provided, that if the Corporation has given ninety (90) days' notice to the Executive before the Termination Date (or any previously extended Termination Date) that the Corporation wishes to extend this Agreement, then the term of the Agreement shall be extended for one year and the last day of the extended period shall be the new Termination Date hereunder. The term of this Agreement shall equal the period of time from the Commencement Date to the last Termination Date.

          2. (a) During the period of employment hereunder, the Executive, except as hereinafter provided, shall devote his full business time and efforts to the business and affairs of the Corporation, use his best efforts to promote the business of the Corporation, hold the offices in the Corporation or any subsidiary or affiliate thereof to which from time to time he may be elected or appointed (provided, however, that Executive shall not be entitled to additional compensation for serving as a Director of the Corporation or any subsidiary or affiliate thereof if so elected), and perform such duties as shall be assigned to him by the Board of Directors of the Corporation or any other executive of the Corporation or its affiliates to whom Executive reports. The Executive shall be reimbursed for all reasonable travel and other business expenses incidental to the performance of services hereunder in accordance with the usual practices of the Corporation. The Executive shall be entitled to vacations in accordance with the Corporation's existing vacation policy, and the Corporation shall provide the Executive with perquisites in accordance with Acquiror's policies and practices. The Corporation agrees that, to the extent not inconsistent with the foregoing, the Executive may devote such time and attention as is reasonably necessary to his personal and financial affairs.

          (b) During the term of this Agreement, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, and (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Corporation in accordance with this Agreement and are consistent with the Corporation's policies. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the date of the Merger Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to such date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Corporation.

          3. The Corporation shall compensate the Executive for the services to be rendered by him hereunder, including all services to be rendered as an officer or director of the Corporation, by paying the Executive a base salary at the rate of $__________ per annum. Such salary shall be payable in accordance with the usual salary payment practices of the Corporation or as otherwise determined by the Corporation. In addition to the Executive's salary as described above, for each calendar year which ends during the term of this Agreement and prior to the termination of the Executive's employment with the Corporation, the Executive shall have the right to participate in the Executive Bonus Plan of the Corporation or in any successor thereto (as it may be amended, supplemented or replaced from time to time, the "Bonus Plan"). Furthermore, the Executive shall be entitled to such raises in his base salary and to such additional bonuses as may be determined from time to time in the discretion of the Board of Directors.

          4. (a) In the event the Executive dies or becomes Disabled (as defined below) during the term hereof, the period of employment hereunder shall terminate on the date the Executive dies or becomes Disabled; provided, however, that the Executive or his estate, personal representatives, heirs or legatees, as the case may be, shall be entitled to any compensation payable to the Executive pursuant to Section 3 hereof up until the time the Executive dies or becomes Disabled. For purposes of this Agreement, the term "Disabled" shall mean that the Executive has suffered a physical or mental disability such that he no longer is able to substantially perform, for a period of at least 90 consecutive days, or 180 days in any one-year period, the business functions he was performing immediately prior to such disability.

          (b) This Agreement may be terminated by the Corporation at any time for Cause (as defined below), such termination to be effective on the date on which written notice is given, or as of such later date as is otherwise specified in the notice. If this Agreement is terminated for Cause, the Executive shall be entitled only to any compensation payable to the Executive pursuant to Section 3 hereof up until the time of such termination. For purposes of this Agreement, the term "Cause" shall mean only that the Executive (i) has been grossly negligent in the performance of his duties hereunder, (ii) has willfully disregarded his duties hereunder, (iii) has been convicted of a criminal offense (other than minor infractions such as traffic violations or similar offenses) or (iv) has committed a material violation of any of the restrictions or prohibitions set forth in Section 7 or 8 of this Agreement.

          5. (a) If the Executive's employment is terminated by the Corporation without Cause, other than due to the Executive's death or becoming Disabled, the period of employment hereunder shall terminate on the date of such termination and the Executive shall be entitled to the following:

                         (1) base salary earned but not paid prior to the date of the termination of his employment;

                         (2) all bonuses with respect to any calendar year prior to the calendar year of the termination of the Executive's employment which have been earned but not paid;

                         (3) an amount equal to the aggregate base salary with respect to a period equal to the remainder of the term of this Agreement which would have applied in the absence of any termination pursuant to Section 4 or 6, or this Section 5, (based on the base salary in effect on the date of termination of this Agreement) (the "Salary Continuation Period") which amount shall be payable in a lump sum without discount;

                         (4) a bonus (at an annual rate equal to the entire amount of all bonuses paid or payable (excluding any bonus paid or payable under the Corporation's Performance Bonus Plan) to the Executive with respect to the calendar year which ends on or prior to the date of termination of the Executive's employment, including any minimum bonus payable pursuant to the last sentence of
                              Section 3) for each year or fraction of a year remaining in the Salary Continuation Period, but taking into account any bonus previously paid with respect to such year or fraction thereof, which amount shall be payable in a lump sum without discount;

                         (5) any amounts earned, accrued or owing to the Executive but not yet paid under Section 2 above;

                         (6) for the Salary Continuation Period, life, disability, accident and group health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the termination; provided, however, that benefits otherwise receivable by the Executive pursuant to this Section 5(a)(7) shall be reduced to the extent comparable benefits are actually received by the Executive during the Salary Continuation Period, and Executive shall report to the Corporation any such benefits actually received by the Executive; and

                         (7) other or additional benefits in accordance with applicable plans, programs and/or arrangements of the Corporation;

provided further, that, in all cases and without limiting any other remedies the Corporation may have, the Corporation shall have no further obligation to make any payments or provide any benefits under this Section 5(a) on and after any material violation by Executive of Section 7 or 8 (without regard to whether such payment or benefit shall have been accrued or owed prior to the date of such violation). The payments due under Subsections (1), (2), (3), (4), and (5) shall be paid to the Executive within thirty (30) days of the date of a termination of employment described in this Section 5(a).

          (b) The Executive may terminate his employment hereunder for Good Reason (as defined below), but only if:

                         (1) the Executive notifies the Corporation in writing during the 45-day period following the date of the first occurrence of an event which constitutes Good Reason of his intention to terminate his employment for Good Reason;

                         (2) the Corporation fails to correct or cure the event which constitutes Good Reason within 45 days of receipt of the Executive's written notice (the "Correction Period"); and

                         (3) the Executive terminates his employment for Good Reason during the 270-day period following the expiration of the Correction Period.

Upon a termination by the Executive of his employment for Good Reason, the Executive shall be entitled to the same payments and benefits as provided in
Section 5(a) above; provided, however, that if the Executive terminates his employment for Good Reason based on a reduction in base salary or bonus under
Section 3 above, then the base salary or bonus, as the case may be, to be used in determining the payments to the Executive in accordance with Sections 5(a)(1), 5(a)(2), 5(a)(3) and 5(a)(4) above shall be the base salary or bonus, respectively, in effect immediately prior to such reduction. For purposes of this Agreement, the term "Good Reason" shall mean the occurrence of any of the following events:

                         (1)  a reduction in the Executive's base salary;

                         (2) a material reduction in the Executive's position, duties or responsibilities with respect to his employment by the Corporation under this Agreement without the Executive's prior written consent;

                         (3) a reduction in the Executive's annual bonus amount (excluding any bonus paid or payable under the Corporation's Performance Bonus Plan), other than a reduction in annual bonus from the prior year (but not below the minimum bonus amount set forth in Section 3) which is solely attributable to lower earnings of the Corporation and its affiliates and which reduces bonuses of similarly situated employees generally;

                         (4) an actual change in the Executive's place of employment more than 25 miles from Union, New Jersey without the Executive's prior written consent; or

                         (5) any breach of this Agreement by the Corporation, unless such breach is immaterial.

          6. The Executive may resign from his duties hereunder for any reason, including retirement, by giving 180 days prior written notice to the Corporation. Upon any such resignation, the Executive shall be entitled only to any compensation payable to the Executive pursuant to Section 3 up until the effective date of such resignation.

          7. Except as approved in writing by the Board of Directors of the Corporation, during the term of the Executive's actual employment hereunder and
(i) for a further period of one year thereafter, or (ii) for a further period of two years thereafter if, prior to the third anniversary of the Commencement Date, the Executive resigns other than for Good Reason or is terminated by the Corporation for Cause, the Executive shall not:

          (a) Engage in or carry on, directly or indirectly, either for himself or as a member, stockholder, investor, lender, officer, director, employee or agent of, or consultant or advisor to, any person, partnership, corporation, joint venture or enterprise (other than the Corporation), or in any capacity on behalf of any trust or other organization or entity, any business in competition with (as defined below) any business then carried on by the Corporation as long as any like business is carried on by the Corporation or by any person, corporation, partnership, trust or other organization or entity deriving title to the good will of such business, directly or indirectly, from the Corporation; provided, however, that nothing herein contained shall prevent the Executive from purchasing securities of any publicly owned company, the securities of which are listed on a national securities exchange or registered pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), but the total holding of any such security so listed or registered shall be limited to 1% of the amount of any such security outstanding. For the purposes of this
Section 7(a), the term "any business in competition with" shall mean any business engaged principally or in part in the business of the Corporation as described in its Registration Statement on Form S-1 (Registration No. 33-41172) relating to the registration of shares of common stock of the Corporation (the "Registration Statement") and in any other filing hereafter made by the Corporation with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Exchange Act ("Subsequent Filings"); or

          (b) Solicit, raid, entice, induce or attempt to persuade, directly or indirectly, any person that presently is or at any time during the term of employment hereunder shall be (or, in the case of termination, is at the time of termination) an employee of the Corporation to become employed by any person, firm, partnership, corporation or other enterprise or entity, and the Executive shall not approach any such employee for such purpose or authorize the taking of such actions by any other person, firm, partnership, corporation or other enterprise or entity.

          8. The Executive agrees that, during the term, or at any time after the termination of this Agreement, the Executive shall not divulge, furnish or make accessible to any person, corporation, partnership, trust or other organization or entity, any information, trade secrets, technical data or know-how relating to the business, business practices, methods, attorney-client communications, pending or contemplated acquisitions or other transactions, products, processes, equipment or any confidential or secret aspect of the business of the Corporation or its affiliates without the prior written consent of the Corporation, unless such information shall have become public knowledge or shall have become known generally to competitors of the Corporation through sources other than the Executive.

          9. The following provisions shall apply to the covenants contained in Sections 7 and 8 hereof:

          (a) The covenants contained in Section 7 shall apply within the territories in which the Corporation is actively engaged in the conduct of business during the term of employment hereunder including, without limitation, the territories in which customers are then being solicited.

          (b) Without limiting the right of the Corporation to pursue all other legal and equitable remedies, including recovery of damages, available for violation by the Executive of the covenants contained in Sections 7 and 8 hereof, the Corporation will be entitled to specific performance of its rights under such Sections. The Executive agrees that monetary damages would not be adequate compensation for any loss incurred by the Corporation by reason of a breach by him of the provisions of Sections 7 and 8 hereof, and that the Corporation would sustain irreparable harm and, therefore, further agrees that the Corporation shall be entitled to injunctive relief to prevent any such breach or any continuing breach thereof.

          (c) Each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in Sections 7 and 8 hereof, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

          10. The Executive shall be entitled to participate in the life insurance, major medical group plan and pension or retirement plan of the Corporation, and in any other plan that the Corporation has or may establish and maintain for the benefit of the senior executive employees of the Corporation, in each case subject to and in accordance with the terms thereof. The Executive shall be entitled to participate in any stock option, stock incentive, phantom stock or similar equity based plan or arrangement which the Acquiror has or may establish for the benefit of the senior executives of the Acquiror, subject to and in accordance with the terms thereof and Acquiror's policies and practices.

          11. The Executive agrees that the Corporation may procure insurance on the life of the Executive, in such amounts as the Corporation may in its discretion determine, and with the Corporation named as the beneficiary under the policies. The Executive agrees that upon request from the Corporation he will submit to a physical examination and will execute such applications and other documents as may be required for the procurement of such insurance.

          12. The provisions of this Agreement shall survive the conclusion of the period of employment hereunder.

          13. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all proposals, commitments, writings, negotiations, discussions, agreements and understandings, oral or written, of every kind and nature between them concerning the subject matter hereof, including any prior employment agreement between (a) the Executive and (b) the Corporation or its affiliates (which agreements will terminate and be of no further force and effect on the Commencement Date). This Agreement may not be amended or otherwise modified except in a writing signed by both parties hereto. No discharge of the terms hereof shall be deemed valid unless by full performance by the parties or by a writing signed by the parties. A waiver by any party of any breach or violation of any part of this Agreement shall not be deemed or construed as a waiver of any other breach or violation hereof.

          14. All notices, requests, demands and other communications provided for by this Agreement shall be in writing (including telecopier or similar writing) and shall be deemed to have been given at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, or sent by Federal Express or other similar overnight courier service, addressed to the address of the parties stated above or to such changed address as such party may have fixed by notice or, if given by telecopier, when such telecopy is transmitted and the appropriate answerback is received.

          15. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Corporation's assets and business or with or into which the Corporation may be consolidated or merged, and the Executive, his heirs, executors, administrators and legal representatives, provided that the obligations of the Executive hereunder may not be delegated.

          16. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey governing contracts to be made and performed therein without giving effect to principles of conflicts of law, and, with respect to any dispute arising out of this Agreement, each party hereby consents to the exclusive jurisdiction of the courts sitting in such State.

          17. In the event that any action or dispute is brought by the Executive to contest whether or not a termination of employment by the Corporation was for Cause, the Executive shall be entitled to recover his reasonable legal expenses with respect thereto from the Corporation, unless the Corporation is the prevailing party in any such action or dispute as determined by a final and nonappealable decision or order. Except as provided in the preceding sentence, the parties shall bear their own legal expenses and costs incurred in any action or dispute concerning their rights under this Agreement.

          18. Should any part, term, condition or provision hereof or the application thereof be declared illegal, invalid or otherwise unenforceable or in conflict with any other law by a court of competent jurisdiction, the validity of the remaining parts, terms, conditions or provisions of this Agreement shall not be affected thereby, and the illegal, invalid or unenforceable portions of this Agreement shall be and hereby are redrafted to conform with applicable law, while leaving the remaining portion of this Agreement intact, except to the extent necessary to conform to the redrafted portions hereof.

          19. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

          20. The Executive agrees that the amounts payable under Sections 4, 5, or 6 (as the case may be) by the Corporation upon termination of the Executive's employment hereunder are in lieu of any other claims the Executive may have with regard to his separation of employment and will be the Executive's sole and exclusive remedy for or associated with a separation of employment. Notwithstanding the foregoing, the Corporation acknowledges that the Executive's rights under any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), but excluding any severance plan or policy, or under any stock option, stock incentive or similar plan, sponsored or maintained by the Corporation or any affiliate, to any benefits or payments of any kind upon or following his termination of employment for any reason shall not be reduced or diminished by any provision of this Agreement, including but not limited to this Section 20.

          21. The Executive acknowledges that Acquiror may, from time to time, make available benefit plans or arrangements to employees of the Corporation, and, notwithstanding any other provision of this Agreement, such Acquiror plans or arrangements may replace plans or arrangements previously provided by the Corporation and, to such extent, shall be substituted (for all purposes) for any plan or arrangement of the Corporation referred to in this Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

                                        PREMIER CORPORATION



                                        By:_____________________________



                                        --------------------------------
                                        [NAME OF EXECUTIVE]